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BioDelivery Sciences International, Inc.
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June 22, 2021
To the Stockholders of BioDelivery Sciences International, Inc.:
BioDelivery Sciences International, Inc. (the “Company”) is pleased to notify you that the 2021 Annual Meeting of Stockholders of the Company (the “Meeting”) will be held online at 11:00 a.m. on Thursday, July 29, 2021.
The items of business for the Meeting are listed in the following Notice of Annual Meeting and are more fully addressed in the attached Proxy Statement. The Proxy Statement is first being mailed to stockholders of the Company on or about June 29, 2021.

You may participate in the meeting virtually via the Internet at www.virtualshareholdermeeting.com/BDSI2021, where you will be able to vote electronically and submit questions. You will need the 16-digit control number included with these proxy materials to participate in the Meeting. Only stockholders of record at the close of business on June 17, 2021 are entitled to notice of and to vote at the Meeting as set forth in the Proxy Statement. If you are not a stockholder of record but hold shares through a broker, trustee, or nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

Your vote is important. Whether or not you plan to participate in the Meeting, we encourage you to read the Proxy Statement and submit your proxy or voting instructions as soon as possible to ensure your representation and the presence of a quorum at the Meeting. Please review the instructions on the proxy card regarding your voting options. You may vote at the Meeting via the Internet, by mail or by telephone.
If you have any questions regarding this material, please do not hesitate to call me at (919) 582-9050.

Sincerely yours,

Jeffrey Bailey
Chief Executive Officer
BioDelivery Sciences International, Inc.
WHETHER OR NOT YOU EXPECT TO PARTICIPATE IN THE MEETING, PLEASE COMPLETE THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE OR VOTE ONLINE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING.

BIODELIVERY SCIENCES INTERNATIONAL, INC.
4131 ParkLake Ave., Suite #225
Raleigh, North Carolina 27612
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held online on Thursday, July 29, 2021 at www.virtualshareholdermeeting.com/BDSI2021
The 2021 Annual Meeting of Stockholders (the “Meeting”) of BioDelivery Sciences International, Inc. (the “Company”) will be held online at 11:00 a.m. on Thursday, July 29, 2021, for the following purposes:

1.    To elect Peter S. Greenleaf, W. Mark Watson, Jeffrey Bailey, Kevin Kotler, Todd C. Davis, Vanila Singh and Mark A. Sirgo to the Board of Directors of the Company ("the Board") as directors, each to hold office until the 2022 annual meeting of the Company and until each such director's successor shall have been duly elected and qualified or until his or her earlier resignation or removal (“Proposal 1”);
2.    To ratify the appointment by the Audit Committee of the Board of Ernst & Young LLP as the Company’s registered public accounting firm for the fiscal year ending December 31, 2021 (“Proposal 2”; and
3.    To transact any other business that may properly come before the Meeting or any adjournment or postponement thereof.
You may participate in the meeting virtually via the Internet at www.virtualshareholdermeeting.com/BDSI2021, where you will be able to vote electronically and submit questions. You will need the 16-digit control number included with these proxy materials to participate in the Meeting. Only stockholders of record at the close of business on June 17, 2021 are entitled to notice of and to vote at the Meeting as set forth in the Proxy Statement. If you are not a stockholder of record but hold shares through a broker, trustee, or nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

Your vote is important. Whether or not you plan to participate in the Meeting, please read the attached Proxy Statement and then promptly complete, date, sign and return the enclosed proxy card in order to ensure your representation and the presence of a quorum at the Meeting. You may cast your vote by visiting www.proxyvote.com. You may also have access to the materials for the Meeting by visiting the website http://materials.proxyvote.com/09060J.
The Board Recommends that you vote “For” Proposals 1 and 2.

BY ORDER OF THE BOARD OF DIRECTORS,

James Vollins
General Counsel, Chief Compliance Officer and Corporate Secretary
Raleigh, North Carolina
June 22, 2021

BIODELIVERY SCIENCES INTERNATIONAL, INC.
4131 ParkLake Ave., Suite #225
Raleigh, North Carolina 27612
919-582-9050

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
to be held online on Thursday, July 29, 2021, 11:00 a.m. at www.virtualshareholdermeeting.com/BDSI2021
The accompanying proxy card, mailed together with this proxy statement (this “Proxy Statement”) and our Annual Report on Form 10-K for the year ended December 31, 2020 (the “Annual Report”), is solicited by and on behalf of the board of directors (the “Board of Directors” or the “Board”) of BioDelivery Sciences International, Inc., a Delaware corporation (which we refer to in this Proxy Statement as the “Company”), for use at the 2021 annual meeting of the stockholders of the Company (the “Meeting”) and at any adjournment or postponement thereof. References in this Proxy Statement to “we,” “us,” “our” or like terms also refer to the Company, and references in this Proxy Statement to “you” refer to the stockholders of the Company. The principal executive offices of the Company are located at 4131 ParkLake Ave., Suite #225, Raleigh, North Carolina 27612. The Company’s telephone number at such address is (919) 582-9050. This Proxy Statement, the accompanying proxy card, Notice of Annual Meeting and our 2020 Annual Report will be first mailed to our stockholders on or about June 29, 2021.
ALL PROXIES RECEIVED WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED ON SUCH PROXIES. PROXIES WILL BE VOTED IN FAVOR OF A PROPOSAL IF NO CONTRARY SPECIFICATION IS MADE. ALL VALID PROXIES OBTAINED WILL BE VOTED AT THE DISCRETION OF THE PERSONS NAMED IN THE PROXY WITH RESPECT TO ANY OTHER BUSINESS THAT MAY COME BEFORE THE MEETING.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF Proposals 1 AND 2.
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS
Why am I receiving this Proxy Statement?
This Proxy Statement describes the proposals on which our Board of Directors (the “Board”) would like you, as a stockholder, to vote at our 2021 Annual Meeting, which will take place online on Thursday, July 29, 2021 at 11:00 a.m. local time at www.virtualshareholdermeeting.com/BDSI2021. This Proxy Statement also gives you information on these proposals so that you can make an informed decision.
Who can vote at the annual meeting of stockholders?
If our records show that you were a holder of shares of our common stock, par value $0.001 per share (“Common Stock”), at the close of business on June 17, 2021 (the “Record Date”), you are entitled to receive notice of the Meeting and to vote the shares of Common Stock that you held on the Record Date.
How many shares can vote?
As of the close of business on the Record Date, 98,521,379 shares of Common Stock were outstanding and entitled to vote. There is no other class of voting securities outstanding and entitled to vote on the Proposals. You are entitled to one vote for each share of Common Stock you held as of the close of business on the Record Date. The proxy card shows the number of shares of our Common Stock you are entitled to vote. Information about the stockholdings of our directors and executive officers is contained in the section of this Proxy Statement entitled “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.” of this Proxy Statement.
What constitutes a quorum?
A quorum refers to the number of shares that must be in attendance at a meeting to lawfully conduct business. A majority of all of the votes entitled to be cast must be present or represented by proxy to constitute a quorum for the transaction of business at the meeting. If a share is represented for any purpose at the special meeting it is deemed to be present for quorum purposes and for all other matters as well. Abstentions and broker non-votes, if any, will be counted for purposes of determining the existence of a quorum.
What is the proxy card?
The proxy card enables you to appoint Jeffrey Bailey, our Chief Executive Officer, and/or Terry Coelho, our Executive Vice President and Chief Financial Officer, as your representative at the Meeting. By completing and returning the proxy card or voting online as described herein, you are authorizing these persons to vote your shares at the Meeting in accordance with your instructions on the proxy card. This way, your shares will be voted whether or not you participate in the Meeting. Even if you plan to participate in the Meeting, we think that it is a good idea to complete and return your proxy card before the Meeting date just in case your plans change. If a proposal comes up for vote at the Meeting that is not on the proxy card, the proxies will vote your shares, under your proxy, according to their best judgment.
What am I voting on?
You are being asked to vote on:
1.    To elect Peter S. Greenleaf, W. Mark Watson, Jeffrey Bailey, Kevin Kotler, Todd C. Davis, Vanila Singh and Mark A. Sirgo to the Board as directors, each to hold office until the 2022 annual meeting of the Company and until each such director's successor shall have been duly elected and qualified or until his or her earlier resignation or removal (“Proposal 1”); and
3.    To ratify the appointment by the Audit Committee of the Board of Ernst & Young LLP as the Company’s registered public accounting firm for the fiscal year ending December 31, 2021 (“Proposal 2”).
We will also transact any other business that properly comes before the Meeting.
How does the Board recommend that I vote?
Our Board unanimously recommends that the stockholders vote “FOR” Proposals 1 and 2.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Most of our stockholders hold their shares in an account at a brokerage firm, bank or other nominee holder, rather than holding share certificates in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Stockholder of Record
If, on the Record Date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are a “stockholder of record” who may vote at the Meeting, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to direct the voting of your shares by returning the enclosed proxy card or voting during the Meeting. Whether or not you plan to participate in the Meeting, please vote online as described herein, or complete, date and sign the enclosed proxy card to ensure that your vote is counted.
Beneficial Owner
If, on the Record Date, your shares were held in an account at a brokerage firm or at a bank or other nominee holder, you are considered the beneficial owner of shares held “in street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record for purposes of voting at the Meeting. As the beneficial owner, you have the right to direct your broker on how to vote your shares and to participate in the Meeting. However, since you are not the stockholder of record, you may not vote these shares during the Meeting unless you receive a valid proxy from your brokerage firm, bank or other nominee holder. To obtain a valid proxy, you must make a special request of your brokerage firm, bank or other nominee holder. If you do not make this request, you can still vote by using the voting instruction card enclosed with this Proxy Statement; however, you will not be able to vote during the Meeting.
How do I vote?
(1) You may vote by mail. You may vote by mail by completing, signing and dating your proxy card and returning it in the enclosed, postage-paid and addressed envelope. If we receive your proxy card prior to the Meeting and if you mark your voting instructions on the proxy card, your shares will be voted:
•    as you instruct, and

•    according to the best judgment of the proxies if a proposal comes up for a vote at the Meeting that is not on the proxy card.
If you return a signed card, but do not provide voting instructions, your shares will be voted “FOR” Proposals 1 and 2, and according to the best judgment of either Mr. Bailey or Ms. Coelho for any proposal that comes up for a vote at the Meeting that is not on the proxy card.
(2) You may vote online. You may also have access to the materials for the Meeting by visiting the website
http://materials.proxyvote.com/09060J. You may also cast your vote by visiting www.proxyvote.com. Votes cast via internet may be submitted at any time prior to 11:59 p.m. Eastern Time on July 28, 2021.
(3) You may vote during the Meeting: If you are a stockholder as of the record date, you may vote during the Meeting by going to www.proxyvote.com. You will need the 16-digit control number included on your proxy card. Submitting a proxy prior to the Meeting will not prevent stockholders from participating in the Meeting, revoking their earlier-submitted proxy, and voting at the Meeting.
For those stockholders with internet access, we encourage you to authorize a proxy to vote your shares via the internet, a convenient means of authorizing a proxy that also provides cost savings to us. In addition, when you authorize a proxy to vote your shares via the internet or by telephone prior to the Meeting date, your proxy authorization is recorded immediately and there is no risk that postal delays will cause your vote by proxy to arrive late and, therefore, not be counted. If you participate in the Meeting, you may vote during the meeting, and any proxies that you authorized by mail or by internet will be superseded by the vote that you cast during the Meeting. For further instructions on authorizing a proxy to vote your shares, see your proxy card.
What does it mean if I receive more than one proxy card?
You may have multiple accounts at the transfer agent and/or with brokerage firms. Please sign and return all proxy cards to ensure that all of your shares are voted.
What if I change my mind after I return my proxy?
You may revoke your proxy and change your vote at any time before the polls close at the Meeting. You may do this by:
•    sending a written notice to the Secretary of the Company stating that you would like to revoke your proxy of a particular date;
•    signing another proxy card with a later date and returning it before the polls close at the Meeting; or
•    voting during the Meeting.
Please note, however, that if your shares are held of record by a brokerage firm, bank or other nominee, you must instruct your broker, bank or other nominee that you wish to change your vote by following the procedures on the voting form provided to you by the broker, bank or other nominee. If your shares are held in street name, and you wish to participate in and vote at the Meeting, you must bring to the Meeting a legal proxy from the broker, bank or other nominee holding your shares, confirming your beneficial ownership of the shares and giving you the right to vote your shares.
Will my shares be voted if I do not sign and return my proxy card?
If your shares are held in street name or in your name and you do not sign and return your proxy card, your shares will not be voted unless you vote during the Meeting.
How are votes counted?
You may vote “for,” “against,” or “abstain” on each of the proposals being placed before our stockholders. Abstentions and broker non-votes (i.e., shares held by brokers on behalf of their customers, which may not be voted on certain matters because the brokers have not received specific voting instructions from their customers with respect to such matters) will be counted solely for the purpose of determining whether a quorum is present at the Meeting.
What vote of stockholders is required to approve the proposals?
Proposal 1: A majority of the votes cast at the Meeting is required to elect each of Peter S. Greenleaf, Todd C. Davis, Mark A. Sirgo, Kevin Kotler, W. Mark Watson, Vanila Singh and Jeffrey Bailey as directors. Each director who receives more votes cast “for” than “against” his election will be elected, and abstentions and broker non-votes will have no effect on the outcome of the election of any director pursuant to Proposal 1.
Proposal 2: The affirmative vote of the holders of a majority of the votes cast at the Meeting is required to ratify the appointment of Ernst & Young LLP as the Company’s registered public accounting firm for the fiscal year ending December 31, 2021. Abstentions and broker non-votes will have no direct effect on the outcome of this proposal.
How many votes are required to approve other matters that may come before the stockholders at the Meeting?
An affirmative vote of a majority of the votes cast at the Meeting is required for approval of all other items being submitted to the stockholders for their consideration.
What happens if I don’t indicate how to vote my proxy?
If you just submit your proxy but do not provide further instructions with respect to how your shares are to be voted with respect to any of Proposals 1 or 2, your shares will be vote “FOR” each such proposal, and, with respect to any other proposal, in the discretion of the proxy holder.
Is my vote kept confidential?
Proxies, ballots and voting tabulations identifying stockholders are kept confidential and will not be disclosed except as may be necessary to meet legal requirements.
Where do I find the voting results of the Meeting?
We will announce voting results at the Meeting and file a Current Report on Form 8-K announcing the voting results of the Meeting.
Who can help answer my questions?
You can contact our General Counsel, Chief Compliance Officer and Corporate Secretary, Mr. James Vollins, at (919) 582-9050 or by sending a letter to Mr. Vollins at offices of the Company at 4131 ParkLake Avenue, Suite 225, Raleigh, North Carolina 27612, with any questions about proposals described in this Proxy Statement or how to execute your vote.

PROPOSAL 1
ELECTION OF DIRECTORS
Introduction

The Board has nominated Peter S. Greenleaf (our current Chairman of the Board and a director), Todd C. Davis (a current director), Jeffrey Bailey (our current Chief Executive Officer and a current director), Mark A. Sirgo (a current director), Kevin Kotler (a current director), W. Mark Watson (a current director) and Vanila Singh (a current director) to stand for election at the Meeting. At the Meeting, stockholders will be asked to elect each of Peter S. Greenleaf (our current Chairman of the Board and a director), Todd C. Davis (a current director), Jeffrey Bailey (our current Chief Executive Officer and a current director), Mark A. Sirgo (a current director), Kevin Kotler (a current director), W. Mark Watson (a current director) and Vanila Singh (a current director) to serve as directors on the Board.
The enclosed proxy, if returned, and unless indicated to the contrary, will be voted for the election of the directors nominated for election as provided in Proposal 1. Proxies cannot be voted for a greater number of persons than the number of nominees named.
We have been advised by each of Messrs. Greenleaf, Davis, Sirgo, Kotler, Watson and Bailey and Dr. Singh that they are willing to be named as nominees and each is willing to serve as a director if elected. If some unexpected occurrence should make necessary, in the discretion of the Board, the substitution of some other person for the nominees, it is the intention of the persons named in the proxy to vote for the election of such other person as may be designated by the Board.
Directors
Listed below are the names of the directors of the Company, their ages as of the Record Date, their positions held and the year they commenced service with the Company:

Name	Age	Position(s) Held	Year of Service Commencement
Jeffrey Bailey	59	Chief Executive Officer and Director	2020
Peter S. Greenleaf	51	Chairman of the Board	2018
Mark A. Sirgo, Pharm.D.	67	Director	2004
W. Mark Watson	70	Director	2017
Todd C. Davis	60	Director	2018
Kevin Kotler	50	Director	2018
Vanila Singh	50	Director	2019
Jeffrey Bailey, age 59, has been our Chief Executive Officer since November 2020, after serving as interim CEO since May 2020. Mr. Bailey joined the Board of Directors in March 2020. Mr. Bailey has served as chair and as a member of the board of directors of Aileron Therapeutics Inc., a clinical stage life sciences company, since March 2018. From January 2018 to April 2020, Mr. Bailey served as chief executive officer and director of IlluminOss Medical, Inc., a medical device company. From December 2015 until March 2017, Mr. Bailey served as chairman and chief executive officer of Neurovance, Inc., a biotechnology firm acquired by Otsuka Pharmaceutical in 2017. Previously, from January 2013 through June 2015, Mr. Bailey served as president and chief executive officer and as a director of Lantheus Medical Imaging, Inc., a public medical diagnostic company. Prior to 2013, Mr. Bailey held various leadership positions with several public and private pharmaceutical and medical device companies, including operating unit president at Novartis Pharmaceuticals, a multinational pharmaceutical company, and a 22-year career with Johnson & Johnson, a multinational medical devices, pharmaceutical and consumer packaged goods manufacturing company (including Janssen Pharmaceutical NV). Mr. Bailey has also served as a board member for Tekla Capital Management since September 2020. Previously he has also served on the board of directors of Landauer from April 2015 to October 2017. Mr. Bailey received a B.S. from Rutgers University. We believe Mr. Bailey is qualified to serve on our board of directors due to his extensive management experience in the life sciences industry and his experience on corporate boards of companies in the life sciences industry.

Peter S. Greenleaf, age 51, has been our Chairman of the Board and a member of our Board of Directors since May 2018. He has served as the Chief Executive Officer of Aurinia Pharmaceuticals, Inc., since April 2019. Previously, he served as the Chief Executive Officer of Cerecor, Inc., since March 2018 and as Chief Executive Officer of Sucampo Pharmaceuticals, Inc., from March 2014 to February 2018, when Sucampo was sold to Mallinckrodt PLC. Prior to that, Mr. Greenleaf served as Chief Executive Officer of Histogenics Corporation from June 2013 to March 2014, as President of MedImmune, Inc., and MedImmune Ventures from 2010 to June 2013, and Senior Vice President, Commercial Operations of MedImmune from 2006 to 2010. Mr. Greenleaf also held senior commercial roles at Centocor Biotech, Inc. (now Janssen Biotechnology, Johnson & Johnson), from 1998 to 2006, and at Boehringer Mannheim G.m.b.H. (now Roche Holdings) from 1996 to 1998. Mr. Greenleaf has been a member of the board of directors of Antares Pharma since December 2018. Mr. Greenleaf chairs the Maryland Venture Fund Authority and served as a member of the board of directors of the Biotechnology Industry Organization. He previously served on the boards of PhARMA, the Tech Council of Maryland and the University of Maryland Baltimore Foundation, Inc. Mr. Greenleaf earned an MBA degree from St. Joseph’s University and a BS degree from Western Connecticut State University. We believe that Mr. Greenleaf’s extensive management and financial experience makes him well qualified to serve as a director.

Mark A. Sirgo, Pharm.D., age 67, has been a member of our Board of Directors since August 2005. He has served as Chief Executive Officer of ArunA Bio an R&D company focused in using neural exosomes to treat neurodegenerative diseases since January 2019. Formerly, he served as our President since January 2005 and Chief Executive Officer since August 2005 until his retirement in January 2018. He joined our company in August 2004 as Senior Vice President of Commercialization and Corporate Development upon our acquisition of Arius Pharmaceuticals, of which he was a co-founder and Chief Executive Officer. He has also served as our Executive Vice President, Corporate and Commercial Development and our Chief Operating Officer. Dr. Sirgo has over 35 years of experience in the pharmaceutical industry, which includes clinical drug development, marketing, sales, and business development, and executive management positions. Prior to Arius Pharmaceuticals, from 2003 to 2004, he spent 16 years in a variety of positions of increasing responsibility in both clinical development and marketing at Glaxo, Glaxo Wellcome, and GlaxoSmithKline, including Vice President of International OTC Development and Vice President of New Product Marketing. From 1996 to 1999, Dr. Sirgo was Senior Vice President of Global Sales and Marketing at Pharmaceutical Product Development, Inc. (PPD). Dr. Sirgo served on the Board of Directors of Salix Pharmaceuticals, Inc., from 2008 until its sale in 2015. Dr. Sirgo has been a Director at Biomerica, Inc. (Nasdaq:BMRA), a diagnostics and therapeutic company, since July 2016 and as Chairman of the Board of 9 Meters Pharma (Nasdaq:NMTR) since April 2020. Dr. Sirgo received his BS in Pharmacy from The Ohio State University and his Doctorate from Philadelphia College of Pharmacy and Science. We believe Dr. Sirgo’s experience in the pharmaceutical industry and his experience leading the Company make him well qualified to serve as a director.

W. Mark Watson, CPA, age 70, has been a member of our Board of Directors since 2017 and is Chairman of the Audit Committee. Mr. Watson is a Certified Public Accountant with over 40 years of experience in public accounting and auditing, having spent his entire career from January 1973 to June 2013 at Deloitte Touche Tohmatsu, the multinational professional services network, and its predecessor, most recently as Central Florida Marketplace Leader. Among other industries, he has a particular expertise in the health and life sciences sector. He has served as lead audit partner and advisory partner on the accounts of many public companies ranging from middle market firms to Fortune 500 enterprises. Mr. Watson is a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants. Mr. Watson is a member of the Board of Directors of Sykes Enterprises, Inc., and is Chairman of the Audit Committee. He is also Chairman of the Board of Directors and Chairman of the Audit Committee of Inhibitor Therapeutics, Inc. He received his undergraduate degree in Accounting from Marquette University. We believe Mr. Watson’s extensive experience as a Certified Public Accountant focused on health and life sciences companies makes him well qualified to serve as a director.

Todd C. Davis, age 60, has been a a member of our Board of Directors since May 2018. Mr. Davis is the Founder and Managing Partner of RoyaltyRx Capital, a special opportunities investment firm. He is also Chairman and CEO of Benuvia Holdings, a pharmaceutical holding company. From 2006 until 2018, Mr. Davis was a Founder & Managing Partner of Cowen/HealthCare Royalty Partners, a global healthcare investment firm. He has almost 30 years of experience in both operations and investing in the biopharmaceutical and life science industries. Mr. Davis has been involved in over $3 billion in healthcare financings, including growth equity, public equity turnarounds, structured debt, and royalty acquisitions. He has also led, structured, and closed more than 40 additional intellectual property licenses, as well as hybrid royalty-debt deals. Previously, Mr. Davis was a partner at Paul Capital Partners, where he co-managed that firm's royalty investments as a member of the Royalty Management Committee. He also served as a partner responsible for biopharmaceutical growth equity investments at Apax Partners. Mr. Davis began his business career in sales at Abbott Laboratories, where he held several commercial positions of increasing responsibility. He subsequently held general management, business development, and licensing positions at Elan Pharmaceuticals. Mr. Davis is a Navy veteran who holds a BS from the U.S. Naval Academy and an MBA from Harvard University. He currently serves on the boards of Palvella Therapeutics Inc., Vaxart, Inc., and Ligand Pharmaceuticals. We believe that Mr. Davis’s deep experience with pharmaceutical and healthcare transactions makes him well qualified to serve as a director.

Kevin Kotler, age 50, has been a member of our Board of Directors since May 2018. Mr. Kotler has over 27 years of experience as an investor and analyst following the healthcare industry. He is the Founder and Portfolio Manager of Broadfin Capital, LLC, a healthcare focused investment fund which launched in 2005. Broadfin utilized passive and activist investment strategies in public and private medical technology, biotechnology and pharmaceutical companies. He formerly served on the boards of Avadel Pharmaceuticals plc, Novelion Therapeutics, Inc. and Memorial Sloan-Kettering Cancer Center Technology Development Fund. He is cofounder of Hamptons United a charity started as a result of the coronavirus pandemic to help support local charities. Mr. Kotler graduated from the Wharton School at the University of Pennsylvania in 1993 with a Bachelor of Science degree in Economics. We believe that Mr. Kotler’s substantial experience as an investor and analyst following the healthcare industry makes him well qualified to serve as a director.

Vanila M. Singh, M.D., MAMC, age 50, has been a member of a Board of Directors since November 2019. Dr. Singh is currently a Clinical Associate Professor of Anesthesiology, Pain and Peri-operative Medicine at Stanford University School of Medicine and is a teaching mentor at Walter Reed National Military Medical Center. Dr. Singh is the immediate past Chief Medical Officer of the United States Department of Health and Human Services (HHS) and served as Chairperson of the Inter-Agency Pain Management Best Practices Task Force, chartered by Congress and involving multiple federal health agencies, professional medical organizations, and patient advocacy groups to guide the medical community and key stakeholders in optimal patient care in a growing and complex national health matter. Dr. Singh, board-certified in both anesthesiology and pain medicine, specializes in treating patients with complex chronic pain issues. She graduated from the University of California at Berkeley with a B.S. in both molecular and cell biology and economics. She received her M.D. from the George Washington University School of Medicine & Health Sciences. Dr. Singh completed her internal medicine internship at Yale University School of Medicine and her anesthesiology residency and pain medicine fellowship at Weill-Cornell New York Presbyterian Hospital, which included training at Memorial Sloan Kettering and the Hospital for Special Surgery. We believe Dr. Singh is qualified to serve on our board of directors due to her extensive training and experience in the life sciences field.

Certain Legal Proceedings
None of the Company’s directors or executive officers have been involved, in the past ten years and in a manner material to an evaluation of such director’s or officer’s ability or integrity to serve as a director or executive officer, in any of those “Certain Legal Proceedings” more fully detailed in Item 401(f) of Regulation S-K, which include but are not limited to, bankruptcies, criminal convictions and an adjudication finding that an individual violated federal or state securities laws.

Director Independence
Our Board is composed of a majority of independent directors as required by NASDAQ Stock Market rules. We believe that our current Board members W. Mark Watson, Peter S. Greenleaf, Todd C. Davis, Kevin Kotler, Mark A. Sirgo and Vanila Singh qualify as independent directors for NASDAQ Stock Market purposes.
THE BOARD of Directors RECOMMENDS A VOTE “FOR” the election of Peter S. Greenleaf, Todd C. Davis, Mark A. Sirgo, Kevin Kotler, W. Mark Watson, Vanila Singh and Jeffrey Bailey to the Board of Directors.

CORPORATE GOVERNANCE
Meetings of the Board and Stockholders
Our board of directors met telephonically seven times during 2020 and also acted by unanimous written consent. During 2020, each of our directors attended at least 75% of the board meetings and meetings of the committees on which he or she then served.. It is our policy that all directors must attend all stockholder meetings, barring extenuating circumstances. All directors who were members of the board at the time were present at the 2020 Annual Meeting of Stockholders.
Board Committees
Our Board has established three standing committees: Audit, Compensation and Nominating and Corporate Governance. All standing committees operate under a charter that has been approved by the Board.
Audit Committee
Our Board has an Audit Committee currently composed of W. Mark Watson, Peter S. Greenleaf and Todd C. Davis, all of whom were independent directors as defined in accordance with section 3(a)(58)(A) of the Exchange Act and the rules of NASDAQ and all of whom became members of the Audit Committee in May 2018. Mr. Watson currently serves as chairman of the committee. The Board has determined that Mr. Watson is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.
The Audit Committee met seven times during 2020. Each member of the Audit Committee was present at least 75% of the Audit Committee meetings held during such director’s tenure as a member of the Audit Committee.
Our Audit Committee oversees our corporate accounting, financial reporting practices, enterprise risk management and the audits and reviews of financial statements. For this purpose, the Audit Committee has a charter (which is reviewed annually). The charter is available on our website at: https://bdsi.com/corporate-governance/. As summarized below, the Audit Committee:
•    evaluates the independence and performance of, and assesses the qualifications of, our independent auditor and engages such independent auditor;
•    approves the plan and fees for the annual audit, quarterly reviews, tax and other audit-related services and approves in advance any non-audit service and related fee to be provided by the independent auditor;
•    monitors the independence of the independent auditor and the rotation of partners of the independent auditor on our engagement team as required by law;
•    reviews the financial statements to be included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and reviews with management and the independent auditor the results of the annual audit and reviews of our quarterly financial statements;
•    oversees all aspects of our systems of internal accounting and financial reporting control and corporate governance functions on behalf of the Board;
•    oversees the operation of the Company’s enterprise risk management program, developed and conducted by management, including receiving updates from management on an annual basis;
•    oversees updates on information security developments, cybersecurity and the steps taken by management to monitor and mitigate risk exposures in these areas, including receiving updates from management on an annual basis; and
•    provides oversight assistance in connection with legal, ethical and risk management compliance programs established by management and the Board, including compliance with requirements of Sarbanes-Oxley and makes recommendations to the Board regarding corporate governance issues and policy decisions.

Nominating and Corporate Governance Committee
Our Board has a Nominating and Corporate Governance Committee currently composed of Kevin Kotler, W. Mark Watson and Mark A. Sirgo. Mr. Kotler and Mr. Watson became members of the Nominating and Corporate Governance Committee in May 2018 and Mr. Sirgo became a member of the Nominating and Corporate Governance Committee in June 2021. From May 2018 through June 2021, Todd Davis was a member of the Nominating and Corporate Governance Committee. Mr. Kotler currently serves as the chairman of the committee. The Nominating and Corporate Governance Committee is charged with the responsibility of reviewing our corporate governance policies and with proposing potential director nominees to the Board for consideration. The Nominating and Corporate Governance Committee has a charter which is reviewed annually and is available on our website at: https://bdsi.com/corporate-governance/. All members of the Nominating and Corporate Governance Committee are independent directors as defined by the rules of the NASDAQ Stock Market.
The Nominating and Corporate Governance Committee met four times in 2020. Each member of the Nominating and Corporate Governance Committee during 2020 was present at 100% of the Nominating and Corporate Governance Committee meetings held during such director’s tenure as a member of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee will consider director nominees recommended by security holders. To recommend a nominee please write to the Nominating and Corporate Governance Committee c/o James Vollins, BioDelivery Sciences International, Inc., 4131 ParkLake Avenue. Suite #225, Raleigh, NC. 27612. The Nominating and Corporate Governance Committee has established nomination criteria by which Board candidates are to be evaluated. The Nominating and Corporate Governance Committee will assess all director nominees using the same criteria.
The Nominating and Corporate Governance Committee has adopted a set of criteria by which it seeks to evaluate candidates to serve on our Board. The evaluation methodology includes a scored system based on criteria including items such as experience in the biotechnology sector, experience with public companies, executive managerial experience, operations and commercial experience, fundraising experience and contacts in the investment banking industry, personal and skill set compatibility with current Board members, industry reputation, knowledge of our company generally, independence and ethnic and gender diversity. While diversity is considered as a Board qualification criteria, it would not be weighted any more or less in an evaluation process than any other criteria. The established criteria do not distinguish Board candidates based on whether the candidate is recommended by a stockholder of our company.
Compensation Committee
Our Board also has a Compensation Committee, which reviews or recommends the compensation arrangements for our management and employees and also assists the Board in reviewing and approving matters such as company benefit and insurance plans, including monitoring the performance thereof. The Compensation Committee has a charter (which is reviewed annually). The Compensation Committee is currently composed of Todd C. Davis, Peter S. Greenleaf, Kevin Kotler and Vanila Singh. Mr. Davis serves as chairman of this committee. The charter is available on our website at: https://bdsi.com/corporate-governance/.
The Compensation Committee met six times during 2020. Each member of the Compensation Committee was present at 100% of the Compensation Committee meetings held during such director’s tenure as a member of the Compensation Committee.
The Compensation Committee has the authority to directly engage, at our expense, any compensation consultants or other advisers as it deems necessary to carry out its responsibilities in determining the amount and form of employee, executive and director compensation. In 2020, the Compensation Committee engaged Willis Towers Watson ("WTW") to obtain market data against which it has measured the competitiveness of our compensation programs. In determining the amount and form of employee, executive and director compensation, the Compensation Committee has reviewed and discussed historical salary information as well as salaries for similar positions at comparable companies. We paid consultant fees to WTW of $0.1 million in 2020.

Board Leadership Structure and Role in Risk Oversight
The current Chairman of the Board is Peter S. Greenleaf. Our Board recognizes that it is important to determine an optimal board leadership structure to ensure the independent oversight of management of the Company. We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for the day-to-day leadership and performance of the Company as well as, in conjunction with the Board, setting the strategic direction of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer, presides over meetings of the full Board and is generally responsible for the efficient operation of the Board. We believe that this separation of responsibilities provides a balanced approach to managing the Board and overseeing the Company.
While the Board of Directors has responsibility for overall oversight of the Company’s risk management practices, the Audit Committee of the Board of Directors has specific risk management oversight responsibilities. In particular, the Audit Committee is responsible for overseeing our financial reporting process on behalf of our Board of Directors and focuses on financial risk, including internal controls. In its oversight role, the Audit Committee receives, reviews and discusses regular reports from management concerning risk assessment and risk management policies and practices and mitigation initiatives, specifically including updates on information security developments, cybersecurity and the steps taken by management to monitor and mitigate risk exposures in these areas. This Audit Committee approach helps to assure that the risk management processes designed and implemented by the Company are adapted to the Company’s strategy and are functioning as expected.
Information Security
Management briefs the Board of Directors and the Audit Committee on information security matters on an annual basis. We maintain an internal information security training and compliance program. In the past three years, we have not experienced an information security breach and we maintain an information security risk insurance policy.
In addition, we are in the process of completing an information security audit, which is being carried out by an external third party. We expect the information security audit to be completed in 2021.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act, requires that our directors and executive officers and persons who beneficially own more than 10% of our common stock (referred to herein as the “reporting persons”) file with the SEC various reports as to their ownership of and activities relating to our common stock. Such reporting persons are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely upon a review of copies of Section 16(a) reports and representations received by us from reporting persons, and without conducting any independent investigation of our own, in fiscal year 2020, all Forms 3, 4 and 5 were timely filed with the SEC by such reporting persons, with the exception of Dr. Vanila Singh, who filed a Form 4, which was due November 25, 2020 on November 27, 2020, and Todd Davis, who filed a Form 5, which was due on February 15, 2019, on February 16, 2021.
Code of Ethics
We have adopted a code of ethical conduct that applies to all employees, as well as each member of our Board. Our code of ethical conduct is posted on our website, and we intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of our code of ethical conduct by posting such information on our website, www.bdsi.com. A copy of our code of ethical conduct is also available in print, without charge, upon written request to 4131 ParkLake Ave., Suite #225 Raleigh, NC, 27612 Attn: James Vollins.

Audit Committee Report
The Audit Committee of the Board of Directors has furnished the following report on its activities during the year ended December 31, 2020. The report is not deemed to be “soliciting material” or “filed” with the Securities and Exchange Commission or subject to the Securities and Exchange Commission’s proxy rules or to the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that the Company specifically incorporates it by reference into any such filing.
The Audit Committee of the Board (the “Audit Committee”) during 2020 was composed of the following three directors: W. Mark Watson, Peter S. Greenleaf and Todd C. Davis, all of whom were independent directors as defined in accordance with section 3(a)(58)(A) of the Exchange Act and the rules of NASDAQ and all of whom became members of the Audit Committee in May 2019.
The Board has adopted a written Audit Committee Charter, which was filed as Appendix A to the Company’s 2003 Proxy Statement and was updated most recently in June 2021.
Management is responsible for the Company’s financial statements, financial reporting process and systems of internal accounting and financial reporting control. The Company’s independent auditor is responsible for performing an independent audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report thereon. The Audit Committee’s responsibility is to oversee all aspects of the financial reporting process on behalf of the Board. The responsibilities of the Audit Committee also include engaging and evaluating the performance of the accounting firm that serves as the Company’s independent auditor.
The Audit Committee discussed with the Company’s independent auditor, with and without management present, such auditor’s judgments as to the quality, not just acceptability, of the Company’s accounting principles, along with such additional matters required to be discussed under the Statement on Auditing Standards No. 61, “Communication with Audit Committees.” The Audit Committee has discussed with the independent auditor, the auditor’s independence from the Company and its management, including the written disclosures and the letter submitted to the Audit Committee by the independent auditor as required by the Independent Standards Board Standard No. 1, “Independence Discussions with Audit Committees.”
In reliance on such discussions with management and the independent auditor, review of the representations of management and review of the report of the independent auditor to the Audit Committee, the Audit Committee recommended (and the Board approved) that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. The Audit Committee and the Board have also, respectively, recommended and approved the selection of the Company’s current independent auditor, which approval is subject to ratification by the Company’s stockholders.
Submitted by:
Audit Committee of the Board
W. Mark Watson (Chair)
Peter S. Greenleaf
Todd C. Davis

Compensation Committee Report
Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) included in this Proxy Statement. Based on that review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this Proxy Statement.
Submitted by:
Compensation Committee of the Board
Todd C. Davis (Chair)
Kevin Kotler
Peter S. Greenleaf
Vanila Singh

Compensation Discussion and Analysis
The Compensation Committee of our board of directors has the responsibility to review, determine and approve the compensation for our executive officers. Further, the Compensation Committee oversees our overall compensation strategy, including compensation policies, plans and programs that cover all employees.
We employed six executive officers, each of whom served as a “Named Executive Officer” (or NEO) for purposes of SEC reporting during 2020: (1) Jeffrey Bailey, our Chief Executive Officer; (2) Terry Coelho, our Executive Vice President and Chief Financial Officer; (3) Scott Plesha, our President and Chief Commercial Officer; (4) Dr. Thomas Smith, our Chief Medical Officer; (5) James Vollins, our General Counsel, Chief Compliance Officer and Corporate Secretary; and (6) Herm Cukier, our former Chief Executive Officer who served until May 2020.
This Compensation Discussion and Analysis sets forth a discussion of the compensation for our NEOs as of December 31, 2020 as well as a discussion of our philosophies underlying the compensation for our NEOs and our employees generally.
Objectives of Our Compensation Program
The Compensation Committee’s philosophy seeks to align the interests of our stockholders, officers and employees by tying compensation to individual performance and the Company’s performance, both short-term in the form of salary and annual cash bonus payments, and long-term in the form of incentive equity awards. Our compensation programs enhance our ability to achieve the following objectives, in each case in a manner consistent with companies comparable to ours:
•attract and retain qualified and talented individuals;
•share the risks and rewards of our business with our NEOs and employees; and
•provide reasonable and appropriate incentives to our team for building long-term value within our company.
We strive to be competitive with other similarly-situated companies in our industry. The process of developing and commercializing pharmaceutical products is a long-term proposition and outcomes may not be measurable for several years. Therefore, to build long-term value for our stockholders, and to achieve our business objectives, we believe that we must compensate our officers and employees in a competitive and fair manner that reflects our current activities but also reflects contributions to building long-term value.
We utilize the services of the Willis Towers Watson (which we refer to herein as WTW) to review compensation programs of peer companies to assist the Compensation Committee in determining the compensation levels for our NEOs, as well as for other employees of ours. WTW is a recognized independent consulting company and services clients throughout the U.S.
In collaboration with our compensation consultant, our Compensation Committee establishes a list of peer companies to best ensure that we are compensating our executives on a fair and reasonable basis, as set forth above under the heading “Objectives of our Compensation Program.” We also utilize industry survey data for below-executive level personnel, which data focuses on similarly-sized life science companies in the Southeastern region of the U.S. The availability of peer data is used by the Compensation Committee strictly as a guide in determining compensation levels regarding salaries, cash bonuses and annual equity grants to all employees. However, the availability of this data does not imply that the Compensation Committee is under any obligation to exactly follow peer companies in compensation matters.
The companies that comprise our peer group are selected and reviewed no less frequently than biennially. The current peer group used to evaluate compensation for the fiscal year ended December 31, 2020 was approved by the Compensation Committee in December 2019 and includes the following companies:

Company
Antares Pharma, Inc.	OptiNose, Inc.
Aquestive Therapeutics, Inc.	Pacira BioSciences, Inc.
Assertio Therapeutics, Inc.	PDL BioPharma, Inc.
Collegium Pharmaceuticals, Inc.	Recro Pharma, Inc.
Eagle Pharmaceuticals, Inc.	Rigel Pharmaceuticals, Inc.
Flexion Therapeutics, Inc.	Vanda Pharmaceuticals, Inc.
With respect to our employees and non-senior management, we will also take into consideration regional market data in determining appropriate compensation packages, and we have relied on WTW to provide us with such data.
Elements of Our Compensation Program and Why We Chose Each
Our company-wide compensation program, in which our NEOs also participate, is broken down into four main components: base salary, performance cash bonuses, long-term compensation in the form of stock options and/or restricted stock units (or RSUs) and benefit programs. We believe these components constitute the minimum essential elements of a competitive compensation package in our industry. We also provide each of our executive officers with severance and change in control arrangements because we believe that, in a competitive market for talent, severance arrangements are necessary to attract and retain high quality executives. In addition, the change in control benefit allows and incentivizes executives to maintain their focus on our business during a period when they otherwise might be distracted.
Salary
Base salary is used to recognize the experience, skills, knowledge and responsibilities required of our NEOs as well as recognizing the competitive nature of the biopharmaceutical industry. This is determined partially by evaluating our peer companies as well as the degree of responsibility and experience levels of our NEOs and their overall contributions to our company. Base salary is determined in advance whereas the other components of compensation are awarded in varying degrees following an assessment of the performance of a NEO. This approach to compensation reflects the philosophy of our board of directors and its Compensation Committee to emphasize and reward, on an annual basis, performance levels achieved by our NEOs, and to provide appropriate retention incentives based on future performance.
Performance Cash Bonus Plan
We have a performance cash bonus plan under which bonuses are paid to our NEOs based on achievement of our performance goals and objectives established by the Compensation Committee and/or our board of directors as well as on individual performance. The bonus program is intended to: (i) strengthen the connection between individual compensation and company-wide achievements; (ii) encourage teamwork among all disciplines within our company; (iii) reinforce our pay-for-performance philosophy by awarding higher bonuses to higher performing employees; and (iv) help ensure that our cash compensation is competitive.
Each NEO is assigned a target payout under the performance cash bonus plan, expressed as a percentage of base salary for the year. Actual payouts under the performance cash bonus plan are based on the achievement of corporate performance goals and an assessment of individual performance. For the NEOs, the corporate goals receive the highest weighting to ensure that the bonus system for our management team is closely tied to our corporate performance. Each employee also has specific individual goals and objectives as well that are tied to the overall corporate goals. For employees, mid-year and end-of-year progress is reviewed with the employees’ managers.
Depending on our company’s cash position, the Compensation Committee and our board of directors have the discretion after consulting with our NEOs to not pay (or pay more limited) cash bonuses in order that we may conserve cash and support commercialization efforts. Regardless of our cash position, we consistently grant annual merit-based stock options (and, more recently in the case of senior executives, RSUs) to continue incentivizing both our senior management and our employees as described below.
Equity Incentive Compensation
We view long-term compensation as a tool to align the interests of our NEOs and employees generally with the creation of stockholder value, to motivate our employees to achieve and exceed corporate and individual objectives and to encourage them to remain employed by us. Our current equity program consists of stock options and RSUs, which generally vest in annual increments over three years and performance-based awards as described below. While cash compensation is a significant component of employees’ overall compensation, the Compensation Committee and our board of directors (as well as our NEOs) believe that the driving force of any employee working in a growing pharmaceutical company should be strong equity participation. We believe that this not only creates the potential for substantial longer term corporate value but also serves to motivate employees and retain their loyalty and commitment with appropriate personal compensation over a longer period of time.
Time-based vesting. The Compensation Committee believes that because time-vested stock options and RSUs have a three-year vesting schedule that begins one year after the date of the award, the equity grants constitute a significant retention incentive and a tool to foster continuity of management, an important factor for a company with a relatively low number of employees.
Performance-based vesting. Based on the Compensation Committee’s review in 2017 of market practices, pronouncements by corporate governance advisory services and discussions with our institutional investors, one-half of the annual equity awards granted to senior executives (including our NEOs) in February 2018, were performance-based RSUs that vest over a three-year period based on the level of achievement of specified predetermined net revenue and operating income targets, with the remaining one-half being time-vested as described above.
In January 2021, the Compensation Committee determined that the remaining one-third of the 2018 performance-based RSUs would vest at a rate of 100% following the filing of our Annual Report on Form 10-K in March 2021 according to the achievement of the aforementioned targets. Such RSUs will be settled in the first open window after the filing of our Annual Report on Form 10-K.
During 2019 and 2020, we granted solely time-based equity incentive awards.
Post-Termination Payments
In addition to the main components of compensation outlined above, we also provide contractual severance and/or change in control benefits to the NEOs. The change in control benefits for all applicable persons has a “double trigger.” A double-trigger means that the executive officers will receive the change in control benefits described in the agreements only if there is both (1) a Change in Control of our company (as defined in the agreements) and (2) a termination by us of the applicable person’s employment “without cause” or a resignation by the applicable persons for “good reason” (as defined in the agreements) within a specified time period prior to or following the Change in Control. We believe this double trigger requirement creates the potential to maximize stockholder value because it prevents an unintended windfall to management as no benefits are triggered solely in the event of a Change in Control while providing appropriate incentives to act in furtherance of a change in control that may be in the best interests of the stockholders. We believe these severance or change in control benefits are important elements of our compensation program that assist us in retaining talented individuals at the executive and senior management levels and that these arrangements help to promote stability and continuity of our executives and senior management team. We also believe that the interests of our stockholders will be best served if the interests of these members of our management are aligned with theirs. Furthermore, we believe that providing change in control benefits lessens or eliminates any potential reluctance of members of our management to pursue potential change in control transactions that may be in the best interests of the stockholders. Finally, we believe that it is important to provide severance benefits to members of our management to promote stability and to focus on the job at hand.
Other Benefits
We also provide benefits to the executive officers that are generally available to all regular full-time employees of ours, including our medical and dental insurance, life insurance and a 401(k) match for all individuals who participate in the 401(k) plan. Currently, we do not provide any perquisites to any of our NEOs. Further, we do not have pension arrangements or post-retirement health coverage for our executive officers or employees. We also do not have deferred compensation plans other than allowing senior executive recipients of RSUs to defer payment of RSUs that may vest in future years, subject to compliance with Section 409A of the Internal Revenue Code (or the Code) and related rules.
Determination of Compensation Amounts
Many factors impact the determination of compensation amounts for our NEOs, including the individual’s role in our company and individual performance, length of service with us, competition for talent, individual compensation package, assessments of internal pay equity and external industry data. Stock price performance has generally not been a significant factor in determining annual compensation because the price of our common stock is subject to a variety of factors outside of our control.
Determination of Base Salaries
As a guideline for NEO base salary, we perform formal benchmarking against respective comparable positions in our established peer group. Our guideline is to set targeted NEO salary ranges between the 25th and 50th percentile for comparable positions within our peer group. We then adjust salaries based on our assessment of our NEOs’ levels of responsibility, experience, overall compensation structure and individual performance. The Compensation Committee has the discretion if it believes circumstances warrant, to go above the 50th percentile of the peer group. The Compensation Committee is not obliged to raise salaries purely on the availability of data. Merit-based increases to salaries of executive officers are based on our assessment of individual performance and the relationship to applicable salary ranges. Cost of living adjustments may also be a part of that assessment. The Compensation Committee, in recent years, has tended to maintain cash compensation levels at or near the 50th percentile but not to exceed that level in determining equity compensation. The emphasis on equity compensation reflects the Committee’s objective, given that we have only recently engaged in revenue generating operations, to incentivize personnel and to preserve cash in a prudent manner and yet reward personnel for outstanding performance.
Performance Cash Bonus Plan
Concurrently with the beginning of each calendar year, preliminary corporate goals that reflect our business priorities for the coming year are prepared by our NEOs with input from other officers. The draft goals are presented to the Compensation Committee and our full board at the beginning of each year and discussed, revised as necessary, and then approved by our board of directors. The Compensation Committee then reviews the final goals to determine and confirm their appropriateness for use as performance measurements for purposes of the bonus program. The goals may be re-visited during the year and potentially restated in the event of significant changes in corporate strategy or the occurrence of significant corporate events. Following the agreement of our board of directors on the corporate objectives, the goals are then shared with all employees in a formal meeting(s) and are reviewed periodically throughout the year at monthly staff meetings and quarterly board of director meetings.
The performance cash bonus framework sets forth target bonus opportunities, as a percentage of salary, based on the level of responsibility of the position, ranging up to 70% of salary for Jeffrey Bailey, our CEO, up to 50% of salary for our NEOs and up to 30% of salary for certain other officers. In setting these percentages, the Compensation Committee determined that the above percentages were reasonable and in line with our peer group. Each employee has the opportunity to achieve a targeted amount, depending on how corporate goals and objectives are achieved, with variances on an “employee by employee” basis to be determined by our Compensation Committee in consultation with senior executives and employees’ direct reports.
Determination of Equity Incentive Compensation
To assist us in assessing the reasonableness of our equity grant amounts, historically we have reviewed information supplied by our compensation consultant. Such information included equity data from a cross-section of the companies in the above-mentioned surveys. Initially, on-hire stock option grant amounts have generally been targeted at the 25th to 50th percentile for that position or similar industry position, adjusted for internal equity, experience level of the individual and the individual’s total mix of compensation and benefits provided in his or her offer package. Initial on-hire grants typically vest over three years.
For a discussion of equity awards made in early 2021, see “Equity Awards in January 2021” under “Compensation Decisions For Performance in 2020” below.
Equity Grant Practices
All stock options and/or RSUs granted to the NEOs and other executives are approved by the Compensation Committee. Exercise prices for options are set as the closing price of our common stock on the Nasdaq Global Select Market on the date of grant. RSUs granted as a specific dollar value are valued using the closing stock price on the date of grant. Grants are generally made: (i) with respect to new hire grants, on the employee’s start date and (ii) with respect to annual grants, at board of director meetings held each January or February and following annual performance reviews. However, grants have been made at other times during the year. The size of year-end grants for each NEO is assessed against our internal equity guidelines. Current market conditions for grants for comparable positions and internal equity may also be assessed. Also, grants may be made relating to promotions or job-related changes in responsibilities. In addition, on occasion, the Compensation Committee may make special awards for extraordinary individual or our company performance. Annual merit-based typically vest over three years.
Compensation Setting Process
At the first board meeting of the year, our board of directors and the Compensation Committee, review overall corporate performance and relative achievement of the corporate goals for the prior year are assessed. The relative achievement of each goal is assessed, and the summation of the individual components results in an overall corporate goal rating, expressed as a percentage.
Also, near the end of the year, the CEO evaluates the individual performance of each NEO (other than himself) and provides the Compensation Committee with an assessment of the performance of such NEO. In determining the individual performance ratings of the NEOs, we assess performance against many factors, including each NEO’s relative contributions to our corporate goals, demonstrated career growth, level of performance in the face of available resources and other challenges, and the respective officer’s department’s overall performance. This assessment is conducted in a holistic fashion, in contrast to the summation of individual components as is done to arrive at the corporate goal rating.
Following a qualitative assessment of each individual NEO’s performance, our policies provide guidelines for translating this performance assessment into a numerical rating. Both the initial qualitative assessment and the translation into a numerical rating are made by the Compensation Committee on a discretionary basis. We believe that conducting a discretionary assessment for the individual component of the NEOs’ performance provides for flexibility in the evaluation of our NEOs and their adaptability to addressing potential changes in our priorities throughout the year.
The Compensation Committee looks to the CEO’s performance assessments of the other NEOs and his recommendations regarding a performance rating for each, as well as input from the other members of our board of directors. These recommendations may be adjusted by the Compensation Committee prior to finalization. For the CEO, the Compensation Committee evaluates his performance, taking into consideration input from the other members of our board of directors, and considers the achievement of overall corporate objectives by both the CEO specifically and our company generally. The CEO is not present during the Compensation Committee’s deliberations regarding his compensation.
The CEO may also present any recommended changes to base salary and recommendations for annual equity grant amounts for NEOs and other senior executives.
The Compensation Committee has the authority to directly engage, at our expense, any compensation consultants or other advisors that it deems necessary to determine the amount and form of employee, executive and director compensation. In determining the amount and form of employee, executive and director compensation, the Compensation Committee has reviewed and discussed historical salary information as well as salaries for similar positions at comparable companies. However, the availability of this data does not imply that the Compensation Committee is under any obligation to exactly follow peer companies’ compensation practices.

We paid consultant fees to WTW of $0.1 million in 2020. NEOs may have indirect input in the compensation results for other executive officers by virtue of their participation in the performance review and feedback process for the other executive officers.
Insider Trading Policy and Hedging Policy
Our insider trading policy expressly prohibits short sales by our executive officers, directors and employees and consultants. Our insider trading policy expressly prohibits derivative transactions of our shares by our directors and officers, including purchases or sales of puts, calls or other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of our securities or an opportunity, direct or indirect, to profit from any change in the value of our securities; or other hedging transactions with respect to the Company’s securities. In addition, our insider trading policy expressly prohibits our directors and officers from using the Company’s securities as collateral in a margin account. No directors or officers may pledge Company securities as collateral for a loan (or modify an existing pledge).
Compensation Decisions for Performance in 2020
General Assessment of Management Performance in 2020
The Compensation Committee and our board of directors conducted the performance and compensation review for 2020 in January 2021. The Compensation Committee compared performance as elaborated below.
These non-weighted key corporate objectives for 2020 included the following:
(1) Key financial objectives including targeted revenue of $155 million, (2) commercial objectives including BELBUCA sales of $138 million, (3) EBITDA of 21% of Net Sales, and (4) organizational objectives across supply chain, finance, business development and IT.
The Compensation Committee determined that the Company had achieved 100% of all 2020 key objectives as established and exceeded expectations of targeted performance measures.
2020 Cash Bonus Calculations
After reviewing the achievement of the corporate goals and objectives for 2020 as noted above, and after taking into account the individual performance ratings of each NEO, the Compensation Committee determined that all NEOs should be awarded a cash bonus between 100-110% of their target. A cash bonus pool, equal to 105% of the aggregate of individual bonus opportunities of all other employees, was established with our executives having the authority to award individual bonuses from that pool with respect to these employees who reported to them. The cost of all such cash bonuses for 2020 performance (and paid in March 2021) was approximately $1.0 million for NEOs and approximately $1.2 million for employees.
Equity Awards in January 2021
On January 27, 2021, the total amount of stock options awarded to our NEOs and senior executives was 1,446,737 which options vest annually in one-third equal increments beginning one year after the date of grant and had an approximate Black Scholes value of $3.0 million.
The total amount of the RSUs awarded to our NEOs and senior executives was 262,369 having an approximate value on the date preceding the grant of $1.0 million based on a share price of $3.84.
All RSUs and stock options awarded in January 2021 were granted pursuant to the 2019 Plan.

Individual Compensation related to 2020 performance objectives are as follows:

Name	Title	2020 Base Salary	2020 Target Bonus (%)	2020 Actual Bonus (%) of Target	2020 Actual Bonus ($)	# of Stock Options	# of RSUs
Jeffrey Bailey (1)	Chief Executive Officer and Director	$650,000	—%	—%	$—	—	—
Terry Coelho	Executive Vice President and Chief Financial Officer and Treasurer	$399,245	45%	110%	$207,508	344,632	62,500
Scott Plesha	President and Chief Commercial Officer	$394,060	45%	100%	$186,193	348,222	63,151
Tom Smith	Chief Medical Officer	$376,300	40%	100%	$158,046	287,194	52,083
Jim Vollins	General Counsel, Chief Compliance Officer and Corporate Secretary	$375,000	45%	110%	$194,906	269,244	48,828
(1) Mr. Bailey is eligible for a target bonus beginning in 2021.
Employment Agreement Termination and Release Agreement of Herm Cukier
In May 2020, the Company and Herm Cukier entered into a General Release Agreement (the “General Release Agreement”), relating to the termination of Mr. Cukier’s employment as Chief Executive Officer of the Company. In connection with the execution and delivery of the General Release Agreement, Herm Cukier was terminated as Chief Executive Officer and principal executive officer and resigned as a member of the Board of Directors of the Company, effective as of May 9, 2020 (the "Termination Date).
Pursuant to the General Release Agreement, Mr. Cukier (i) received (a) a one-time payment of $1,217,438, which was equal to two times his annual base salary; (b) a one-time payment of $236,003, which was equal to his prorated 2020 bonus; (c) a one-time payment of $45,917 for unused paid time off; (d) a one-time payment of $2,360 for benefits and (e) a one-time payment of $100,338 in exchange for waiving the 60-day advance notice provision included in Mr. Cukier's original employment.
Accounting and Tax Considerations
ASC 718. On January 1, 2006, we began accounting for share-based payments in accordance with the requirements of Accounting Standards Codification 718 (ASC 718), Share-Based Payments. To date, the adoption of ASC 718 has not impacted our stock option granting practices.
Internal Revenue Code Section 162(m). Generally, Section 162(m) of the Code (“Section 162(m)”) disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid in any fiscal year to certain specified executive officers. For taxable years beginning before January 1, 2018 (i) these executive officers consisted of a public corporation’s chief executive officer and up to three other executive officers (other than the chief financial officer) whose compensation is required to be disclosed to stockholders under the Exchange Act because they are our most highly-compensated executive officers and (ii) qualifying “performance-based compensation” was not subject to this deduction limit if specified requirements are met.
Pursuant to the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), for taxable years beginning after December 31, 2017, the remuneration of a public corporation’s chief financial officer is also subject to the deduction limit. In addition, subject to certain transition rules (which apply to remuneration provided pursuant to written binding contracts which were in effect on November 2, 2017 and which are not subsequently modified in any material respect), for taxable years beginning after December 31, 2017, the exemption from the deduction limit for

“performance-based compensation” is no longer available. Consequently, for fiscal years beginning after December 31, 2017, all remuneration in excess of $1 million paid to a specified executive will not be deductible. These changes will cause more of our compensation to be non-deductible under Section 162(m) in the future and will eliminate the Company’s ability to structure performance-based awards to be exempt from Section 162(m).
In designing our executive compensation program and determining the compensation of our executive officers, including our named executive officers, our compensation committee considers a variety of factors, including the potential impact of the Section 162(m) deduction limit. However, our compensation committee will not necessarily limit executive compensation to that which is or may be deductible under Section 162(m). The deductibility of some types of compensation depends upon the timing of an executive officer’s vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws, and other factors beyond our compensation committee’s control also affect the deductibility of compensation. Our compensation committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its compensation goals and will continue to monitor developments under Section 162(m).
To maintain flexibility to compensate our executive officers in a manner designed to promote our short-term and long-term corporate goals, our compensation committee has not adopted a policy that all compensation must be deductible. Our compensation committee believes that our stockholders’ interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expense.
Section 409A. Section 409A of the Code generally changed the tax rules that affect most forms of deferred compensation that were not earned and vested prior to 2005. Under Section 409A, deferred compensation is defined broadly and may potentially cover compensation arrangements such as severance or change in control pay outs and the extension of the post-termination exercise periods of stock options. We take Code Section 409A into account, where applicable, in determining the timing of compensation paid to our executive officers in order to comply with, or be exempt from, its requirements.
Clawback Policy
If we are required to prepare an accounting restatement due to the material non-compliance of ours with any financial reporting requirement and/or intentional misconduct by a covered officer, then the Independent Director Committee may require any covered officer to repay to us any excess compensation.
The Independent Director Committee may take into account any factors it deems reasonable in determining whether to seek recoupment of previously paid excess compensation and how much excess compensation to recoup from individual covered officers (which need not be the same amount or proportion for every covered officer), including any conclusion by the Committee that a covered officer engaged in wrongdoing or committed grossly negligent acts or omissions. The amount and form of the compensation to be recouped shall be determined by the Independent Director Committee in its discretion, and recoupment of compensation paid as annual cash bonuses or long term incentives may be made, in the Committee’s discretion, through cancellation of vested or unvested stock options, cancellation of unvested restricted stock, cancellation of unvested restricted stock units and/or cash payment.
Executive Compensation
The following table sets forth all compensation paid to our named executive officers at the end of the fiscal years ended December 31, 2020, 2019 and 2018. Individuals we refer to as our “named executive officers” include our Chief Executive Officer, our former Chief Executive Officer, our Executive Vice President and Chief Financial Officer, and our most highly compensated executive officers whose salary and bonus for services rendered in all capacities exceeded $100,000 during the fiscal year ended December 31, 2020.

Summary Compensation Table

Name and principal position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(15)		Option Awards ($)(15)		Non-Equity Incentive Plan Compensation ($)(7)		All Other Compensation ($)		Total ($)
Jeffrey Bailey, Chief Executive Officer and Director (1)	2020	383,497	(2)	200,000	(3)	993,208	(4)	2,360,041	(5)	—		16,464	(6)	3,953,210

Terry Coelho, Executive Vice President, Chief Financial officer and Treasurer	2020	396,512		—		168,752		428,155		207,508	(7)	53,155	(8)	1,254,082
	2019	362,022		—		235,400		282,768		190,575		34,198		1,104,963

Scott M. Plesha, President and Chief Commercial Officer	2020	390,313		—		180,002		456,699		186,193	(7)	52,956	(9)	1,266,163
	2019	375,669		—		184,800		703,150		205,200		35,040		1,503,859
	2018	371,080		—		332,813		—		180,675		34,423		918,991
Thomas Smith, M.D., Chief Medical Officer	2020	371,823		—		125,000		317,151		158,046	(7)	40,195	(10)	1,012,215
	2019	352,564		—		106,260		373,100		156,200		25,326		1,013,450
	2018	139,327		25,000	(3)	—		165,944		50,094		3,441		383,806
James Vollins, General Counsel, Chief Compliance Officer and Corporate Secretary	2020	336,953		—		137,498		348,869		194,906	(7)	54,817	(11)	1,073,043
	2019	310,714		—		53,130		186,550		148,800		29,563		728,757
	2018	41,731		35,000	(3)	—		210,269		—		351		287,351
Herm Cukier, former Chief Executive Officer and Director (12)	2020	228,302		—		500,002		4,755,611	(13)	—		1,627,558	(14)	7,111,473
	2019	582,496		—		433,125		1,549,800		355,135		16,966		2,937,522
	2018	359,539		50,000	(3)	526,000		1,288,000		231,050		14,459		2,469,048
____________
(1)Mr. Bailey was hired as interim CEO in May 2020 and then as permanent CEO in November 2020.
(2)Includes $7,788 in compensation paid in 2020 while serving on the Board of Directors.
(3)The bonus represents paid sign-on amounts.
(4)Includes $139,753 in incremental expense associated with the acceleration of RSU vesting upon acceptance of role as permanent CEO in November 2020.
(5)Includes $175,247 in incremental expense associated with the acceleration of option vesting upon acceptance of role as permanent CEO in November 2020.
(6)Includes: $1,863 of health insurance premiums paid, $351 telephone reimbursement and 401(k) matching of $14,250 paid in 2020.
(7)The amounts reported in this column represent bonuses paid with respect to performance for the applicable year.
(8)Includes: $21,270 of health insurance premiums paid, $2,280 telephone reimbursement, 401(k) matching of $14,250 and $15,156 of vacation paid in 2020.
(9)Includes: $21,269 of health insurance premiums paid, $2,280 telephone reimbursement, 401(k) matching of $14,250 and $15,356 vacation paid in 2020.
(10)Includes: $9,192 of health insurance premiums paid, $2,280 telephone reimbursement, 401(k) matching of $14,250 and $14,473 vacation paid in 2020.
(11)Includes: $23,864 of health insurance premiums paid, $2,280 telephone reimbursement, 401(k) matching of $14,250 and $14,423 vacation paid in 2020.
(12)Mr. Cukier served as CEO until May 2020.
(13)Includes $3,487,000 in incremental expense associated with the acceleration of option vesting upon termination.
(14)Includes $1,556,139 severance paid, $45,914 vacation paid, $10,375 of health insurance premiums paid. $877 telephone reimbursement and 401(k) matching of $14,250 paid in 2020.
(15)The reported amounts represent the aggregate grant date fair value of the awards computed in accordance with Financial Accounting Standards Board Account Standards Codification Topic 718, Stock Compensation, as modified or supplemented, or FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Note 11 to our Consolidated Financial Statements for the year ended December 31, 2020 included in our Annual Report.

Grants of Plan-Based Awards in 2020

Name	Grant Date (1)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing stock price on Award date ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)
			Target ($) (16)	Target (#)
Jeff Bailey	3/9/2020	(3)				96,000	$5.18	$4.19	$195,840
	5/11/2020	(4)		160,000			$4.23	$4.75	$296,000
	7/30/2020	(5)				66,805	$4.36	$4.17	$138,954
	11/4/2020	(6)				840,000	$3.60	$3.46	$1,554,000
	3/9/2020	(7)			16,000				$71,360
	5/11/2020	(8)			40,000				$203,200
	7/30/2020	(9)			11,134				$46,095
	11/4/2020	(10)			160,000				$532,800
	11/4/2020	(11)			40,000	160,000			$315,000
Terry Coelho	1/29/2020	(12)				148,665	$6.17	$5.50	$428,155
	1/29/2020	(13)			30,571				$168,752
			179,660
Scott Plesha	1/29/2020	(12)				158,576	$6.17	$5.50	$456,699
	1/29/2020	(13)			32,609				$180,002
			177,327
Thomas Smith, M.D.	1/29/2020	(12)				110,122	$6.17	$5.50	$317,151
	1/29/2020	(13)			22,645				$125,000
			150,520
James Vollins	1/29/2020	(12)				121,135	$6.17	$5.50	$348,869
	1/29/2020	(13)			24,909				$137,498
			168,750
Herm Cukier	1/29/2020	(14)				440,490	$6.17	$5.50	$1,268,611
	1/29/2020	(13)			90,580				$500,002
	5/9/2020	(15)				1,333,824			$3,487,000
___________
(1)The “Grant Date” represents the date on which the Compensation Committee of the Board took action to grant the applicable award.
(2)Stock options were historically granted with an exercise price based upon the 30-day weighted average price ending on the date proceeding the grant.
(3)The equity awards disclosed in this item consist of options, as issued under our 2019 Stock Option Incentive Plan (2019 Plan), which vest ratably in thirds beginning March 2021.
(4)The equity awards disclosed in this item consist of performance options, as issued under our 2019 Plan, which fully vested in November 2020 when Mr. Bailey accepted the permanent role of CEO.
(5)The equity awards disclosed in this item consist of time-based options, as issued under our 2019 Plan, which half vested in the first open window following the filing of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, and the remaining half vest in the first open window following the Company's 2021 Annual Meeting of Stockholders.
(6)The equity awards disclosed in this item consist of options, as issued under our 2019 Plan, which vest ratably in thirds beginning November 2021.
(7)The equity awards disclosed in this item consist of time-based RSUs, as issued under our 2019 Plan, which vest ratably in thirds beginning March 2021.
(8)The equity awards disclosed in this item consist of performance-based RSUs, as issued under our 2019 Plan, which fully vested in November 2020 when Mr. Bailey accepted the permanent role of CEO.
(9)The equity awards disclosed in this item consist of time-based RSUs, as issued under our 2019 Plan, which half vested in the first open window following the filing of the Company's Quarterly Report on Form 10-Q for the quarter ended June

30, 2020, and the remaining half vest in the first open window following the Company's 2021 Annual Meeting of Stockholders.
(10)The equity awards disclosed in this item consist of time-based RSUs, as issued under our 2019 Plan, which vest ratably in thirds beginning November 2021.
(11)The equity awards disclosed in this item consist of the 160,000 options and 40,000 RSUs that were granted on May 11, 2020 and which vested immediately upon Mr. Bailey's acceptance of the permanent role of CEO, and includes $315,000 in incremental expense associated with the accelerated vesting of these options and RSUs.
(12)The equity awards disclosed in this item consist of options, as issued under our 2019 Plan, which vest ratably in thirds beginning January 2021.
(13)The equity awards disclosed in this item consist of time-based RSUs, as issued under our 2019 Plan, which vest ratably in thirds beginning January 2021.
(14)The equity awards disclosed in this item consist of options, as issued under our 2019 Plan, which immediately vested upon Mr. Cukier's termination May 2020.
(15)The equity awards disclosed in this item consist of 1,333,824 options from prior grants which vested immediately upon Mr. Cukier's termination in May 2020 and includes $3,487,000 in incremental expense associated with the acceleration of option vesting.
(16)This column sets forth the target bonus amount for each NEO for the year ended December 31, 2020 under the performance bonus plan. There are no thresholds or maximum bonus amounts for each individual officer established under the performance bonus plan. Target bonuses were set as a percentage of each NEO’s base salary earned for the fiscal year ended December 31, 2020. The dollar value of the actual bonus award earned for the year ended December 31, 2020 for each NEO is set forth in the Summary Compensation Table above. As such, the amounts set forth in this column do not represent either additional or actual compensation earned by the NEOs for the year ended December 31, 2020.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements
Below is a description of our current executive employment agreements with our named executive officers. All directors and officers have executed confidentiality and noncompetition agreements with us.
Jeffrey Bailey, Chief Executive Officer – Mr. Bailey assumed the role of Chief Executive Officer in November 2020, after serving as interim CEO from May-November 2020. He joined the Board of Directors in March 2020.
Pursuant to the Bailey Agreement, Mr. Bailey will serve as Chief Executive Officer of the Company, effective as of November 4, 2020 (the “Effective Date”). As Chief Executive Officer, Mr. Bailey will be paid an annual base salary of $650,000, will be eligible to receive a target annual incentive bonus equal to 70% of his base salary, commencing in 2021. For recognition of Mr. Bailey’s service as interim Chief Executive Officer, Mr. Bailey will be paid a one-time bonus of $200,000 to be paid by December 31, 2020, subject to his continued employment (the “Interim CEO Bonus”). The Interim CEO Bonus will be paid in lieu of a similar one-time bonus from his prior offer letter. In connection with the execution of the Bailey Agreement, the Company (i) accelerated the vesting of all of Mr. Bailey’s unvested restricted stock units and stock options that were previously granted to Mr. Bailey in May 2020 in connection with his hiring as interim Chief Executive Officer and (ii) granted Mr. Bailey stock options to purchase 840,000 shares of the Company’s common stock and granted restricted stock units for 160,000 shares of common stock, each of which will vest in equal installments over a three year period beginning on the Effective Date.
Pursuant to the Bailey Agreement, in the event Mr. Bailey’s employment is terminated by the Company without Cause, by Mr. Bailey for Good Reason or as a result of Mr. Bailey’s death or permanent disability, subject to his signing and complying with a release agreement and the release agreement becoming effective, Mr. Bailey will be entitled to receive a lump sum cash payment equal to 100% of Mr. Bailey’s annual base salary then in effect plus his pro-rated target annual performance bonus for the then-current year and any bonus for the prior year which was earned but not yet paid.
In the event Mr. Bailey’s employment is terminated by the Company without Cause or by Mr. Bailey for Good Reason within 12 months after a Change in Control, subject to his signing and complying with a release agreement and the release agreement becoming effective, Mr. Bailey will be entitled to (i) receive a lump sum cash payment equal to 100% of Mr. Bailey’s annual base salary then in effect, (ii) receive 100% of his target annual performance bonus for the then-current year, (iii) maintain any rights granted pursuant to any retirement, profit sharing and savings, healthcare, 401(k) and any other benefit plans sponsored by the Company and (iv) full acceleration of vesting of any of his unvested equity awards.
Terry Coelho, Executive Vice President and Chief Financial Officer – Ms. Coelho’s employment agreement, dated January 10, 2019, as amended on December 4, 2020, includes a base salary of $385,000, target bonus of up to 45% of her base salary (which is subject to modification by our Compensation Committee), and other employee benefits. During 2021, the Compensation Committee approved to adjust Ms. Coelho's base salary to $445,158 and her annual bonus target increased to 50% of her annual base salary, which increases are consistent with our compensation philosophy.
Except in the event of a termination by us for Cause (as defined in the agreement), we or Ms. Coelho may terminate her agreement for any reason or no reason upon thirty (30) days prior written notice to the other. Ms. Coelho cannot terminate her employment for Good Reason (as defined in the agreement) unless she has provided written notice to us of the existence of the circumstances providing grounds for termination for Good Reason within sixty (60) days of the date Ms. Coelho learns of such grounds and we have had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If Ms. Coelho does not terminate her employment for Good Reason within ninety (90) days after the date Ms. Coelho learns of the first occurrence of the applicable grounds, then Ms. Coelho will be deemed to have waived her right to terminate for Good Reason with respect to such grounds.
In the event of a termination by us for Cause or Ms. Coelho’s resignation without Good Reason, we will pay Ms. Coelho (i) the base salary earned and expenses reimbursable incurred through the date of Ms. Coelho’s termination, (ii) the prior year bonus (if applicable), and (iii) all amounts otherwise required to be paid or provided by law and shall thereafter have no further responsibility for termination or other payments to Ms. Coelho.
In the event Ms. Coelho’s employment is terminated by the Company without Cause, by Ms. Coelho for Good Reason or as a result of Ms. Coelho’s death or permanent disability, subject in each case to her signing and complying with a release agreement and the release agreement becoming effective, Ms. Coelho will be entitled to receive a lump sum cash payment equal to 100% of Ms. Coelho’s annual base salary then in effect plus her pro-rated target annual performance bonus for the then-current year.
In the event Ms. Coelho’s employment is terminated by the Company without Cause or by Ms. Coelho for Good Reason within 12 months after a Change of Control, subject to her signing and complying with a release agreement and the release agreement becoming effective, Ms. Coelho will be entitled to (i) receive a lump sum cash payment equal to either (a) 150% of Ms. Coelho’s annual base salary then in effect if the termination is without Cause or (b) 100% of Ms. Coelho’s annual base salary then in effect if the termination is by Ms. Coelho for Good Reason, plus 100% of her target annual performance bonus for the then-current year and any bonus for the prior year which was earned but not yet paid, (ii) maintain any rights granted pursuant to any retirement, profit sharing and savings, healthcare, 401(k) and any other benefit plans sponsored by the Company and (iii) full acceleration of vesting of any of her unvested equity awards.
Ms. Coelho’s employment agreement also includes 2-year non-competition and non-solicitation and confidentiality covenants. Under the terms of this agreement, she was also entitled to the following benefits: medical, dental, life, disability and 401(k).
Scott M. Plesha, President – Mr. Plesha was promoted to the role as our President and his current employment agreement, dated December 20, 2017 included a base salary of $365,000, target bonus of up to 45% of his base salary (which is subject to modification by our Compensation Committee), and other employee benefits. During 2021, the Compensation Committee approved to adjust Mr. Plesha's base salary to $413,000, which increase is consistent with our compensation philosophy.
We may terminate Mr. Plesha’s employment agreement without cause and Mr. Plesha is required to give (thirty) 30 days' notice of any resignation. We may immediately terminate Mr. Plesha’s employment agreement for Cause (as defined in the agreement). Upon the termination of Mr. Plesha’s employment for any reason, Mr. Plesha will continue to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements.

In the event Mr. Plesha’s employment is terminated by the Company without Cause, by Mr. Plesha for Good Reason or as a result of Mr. Plesha’s death or permanent disability, subject in each case to his signing and complying with a release agreement and the release agreement becoming effective, Mr. Plesha will be entitled to receive a lump sum cash payment equal to 100% of Mr. Plesha’s annual base salary then in effect plus his pro-rated target annual performance bonus for the then-current year.
In the event Mr. Plesha’s employment is terminated by the Company without Cause or by Mr. Plesha for Good Reason within 12 months after a Change of Control, subject to his signing and complying with a release agreement and the release agreement becoming effective, Mr. Plesha will be entitled to (i) receive a lump sum cash payment equal to 100% of Mr. Plesha’s annual base salary then in effect, (ii) receive 100% of his target annual performance bonus for the then-current year and any bonus for the prior year which was earned but not yet paid, (iii) maintain any rights granted pursuant to any retirement, profit sharing and savings, healthcare, 401(k) and any other benefit plans sponsored by the Company and (iv) full acceleration of vesting of any of his unvested equity awards.
Mr. Plesha’s employment agreement also includes 2-year non-competition and non-solicitation and confidentiality covenants. Under the terms of this agreement, he is also entitled to the following benefits: medical, dental, life, disability and 401(k).
Thomas Smith, M.D., Chief Medical Officer- Dr. Smith’s employment agreement, dated July 23, 2018 included a base salary of $345,000, target bonus of up to 40% of his base salary (which is subject to modification by our Compensation Committee), and other employee benefits. During 2021, the Compensation Committee approved to adjust Dr. Smith's base salary to $391,000, which increase is consistent with our compensation philosophy.
We may terminate Dr. Smith’s employment agreement without cause and Dr. Smith may resign without notice. We may immediately terminate Dr. Smith’s employment agreement for Cause (as defined in his agreement). Upon the termination of Dr. Smith’s employment for any reason, Dr. Smith will continue to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements. If Dr. Smith is terminated during the term of the employment agreement other than for Cause, including due to his death or disability, Dr. Smith is entitled to a lump sum severance payment equal to one times the amount of his annual base salary.
In the event that Dr. Smith’s employment with the Company is terminated by the Company or its successor without Cause within six (6) months following the occurrence of a “Change of Control” (as defined in the employment agreement), Dr. Smith will be entitled to receive a one-time severance payment equal to his then current annual base salary. In addition, all unvested time-based options, RSUs or other equity securities to acquire shares of Company common stock shall immediately become fully vested and shall be exercisable to the extent provided for in the Plan.
Dr. Smith’s employment agreement also includes 2-year non-competition and non-solicitation and confidentiality covenants. Under the terms of this agreement, he is also entitled to the following benefits: medical, dental, life, disability and 401(k).
James Vollins, General Counsel, Chief Compliance Officer and Corporate Secretary- Mr. Vollins’ employment agreement, dated October 25, 2018 includes a base salary of $310,000, target bonus of up to 40% of his base salary (which is subject to modification by our Compensation Committee), and other employee benefits. During 2021, the Compensation Committee approved to adjust Mr. Vollins' base salary to $400,000 per year and his annual bonus target increased to 45% of his annual base salary, which increases are consistent with our compensation philosophy.
We may terminate Mr. Vollins’ employment agreement without cause and Mr. Vollins may resign without notice. We may immediately terminate Mr. Vollins’ employment agreement for Cause (as defined in his agreement). Upon the termination of Mr. Vollins’ employment for any reason, Mr. Vollins will continue to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements.
In the event Mr. Vollins’ employment is terminated by the Company without Cause, by Mr. Vollins for Good Reason or as a result of Mr. Vollins’ death or permanent disability, subject in each case to his signing and complying with a release agreement and the release agreement becoming effective, Mr. Vollins will be entitled to receive a lump sum cash payment equal to 100% of Mr. Vollins’ annual base salary then in effect plus his pro-rated target annual performance bonus for the then-current year.
In the event Mr. Vollins’ employment is terminated by the Company without Cause or by Mr. Vollins for Good Reason within 12 months after a Change of Control, subject to his signing and complying with a release agreement and the release agreement becoming effective, Mr. Vollins will be entitled to (i) receive a lump sum cash payment equal to 100% of Mr. Vollins’ annual base salary then in effect, (ii) receive 100% of his target annual performance bonus for the then-current year, (iii) maintain any rights granted pursuant to any retirement, profit sharing and savings, healthcare, 401(k) and any other benefit plans sponsored by the Company and (iv) full acceleration of vesting of any of his unvested equity awards.
In addition, pursuant to the Vollins Amendment, upon the achievement of success in a specific matter, Mr. Vollins will be eligible to receive a one-time cash bonus of up to 45% of his annual base salary and/or (ii) a one-time option grant valued at up to $250,000 that would vest 50% immediately upon grant and 50% on the first anniversary of the grant date, subject to his continued employment at such time.
Mr. Vollins’ employment agreement also includes 2-year non-competition and non-solicitation and confidentiality covenants. Under the terms of this agreement, he is also entitled to the following benefits: medical, dental, life, disability and 401(k).
Employment Agreement Termination and Release Agreement of Herm Cukier
In May 2020, the Company and Herm Cukier entered into a General Release Agreement (the “General Release Agreement”), relating to the termination of Mr. Cukier’s employment as Chief Executive Officer of the Company. In connection with the execution and delivery of the General Release Agreement, Herm Cukier was terminated as Chief Executive Officer and principal executive officer and resigned as a member of the Board of Directors of the Company, effective as of May 9, 2020 (the "Termination Date).
Pursuant to the General Release Agreement, Mr. Cukier (i) received (a) a one-time payment of $1,217,438, which was equal to two times his annual base salary; (b) a one-time payment of $236,003, which was equal to his prorated 2020 bonus; (c) a one-time payment of $45,917 for unused paid time off; (d) a one-time payment of $2,360 for benefits and (e) a one-time payment of $100,338 in exchange for waiving the 60-day advance notice provision included in Mr. Cukier's original employment.
Pursuant to the termination, (a) all unvested awards to acquire shares of Company common stock granted to Mr. Cukier under the Plan or any successor plan through an option (including, without limitation, the Initial Option) became immediately fully vested and exercisable and is exercisable over a period of three (3) years from the date of termination and (b) any restricted stock units (including, without limitation, the Initial RSUs) or other performance equity or equity-based awards (other than options) shall continue to vest and settle upon the achievement of the annual financial or performance objectives that have been set, and as are determined, by the Board of Directors;

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	OPTION AWARDS (1)							STOCK AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Prices ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not vested ($)
Jeffrey Bailey	3/9/2020	—		96,000	—	5.18	3/8/2030	—		—	—		—
	5/11/2020	160,000	(2)	—	—	4.23	5/10/2030	—		—	—		—
	7/30/2020	33,403	(3)	33,402	—	4.36	7/29/2030	—		—	—		—
	11/4/2020	—		840,000	—	3.60	11/3/2030	—		—	—		—
		—		—	—	—	—	16,000	(4)	—	—		67,200
		—		—	—	—	—	5,567	(5)	—	—		23,381
		—		—	—	—	—	160,000	(6)	—	—		672,000
Terry Coelho	1/15/2019	81,666		163,334	—	3.73	1/17/2029	—		—	—		—
	1/29/2020	—		158,576	—	6.17	1/28/2030	—		—	—		—
		—		—	—	—	—	36,667	(7)	—	—		154,001
		—		—	—	—	—	30,571	(8)	—	—		128,398
Scott Plesha	1/31/2019	81,666		163,334	—	3.90	1/30/2029	—		—	—		—
	1/29/2020	—		158,576	—	6.17	1/28/2030	—		—	—		—
		—		—	—	—	—	20,834	(9)	—	20,834	(9)	175,006
		—		—	—	—	—	26,667	(7)	—	—		112,001
		—		—	—	—	—	32,609	(8)	—	—		136,958
Thomas Smith, M.D.	8/1/2018	48,460		39,231	—	2.93	7/31/2028	—		—	—		—
	1/31/2019	43,333		86,667	—	3.90	1/30/2029	—		—	—		—
	1/29/2020	—		110,122	—	6.17	1/28/2030	—		—	—		—
		—		—	—	—	—	15,334	(7)	—	—		64,403
		—		—	—	—	—	22,645	(8)	—	—		95,109
James Vollins	11/5/2018	—		29,826	—	3.46	11/4/2028	—		—	—		—
	1/31/2019	—		43,334	—	3.90	1/30/2029	—		—	—		—
	1/29/2020	—		121,135	—	6.17	1/28/2030	—		—	—		—
		—		—	—	—	—	7,667	(7)		—		32,201
		—		—	—	—	—	24,909	(8)	—	—		104,618
Herm Cukier	1/31/2019	540,000		—	—	3.90	1/31/2029	—		—	—		—
	1/29/2020	440,490		—	—	6.17	1/28/2030	—		—	—		—
		—		—	—	—	—	—		—	66,668	(10)	280,006
		—		—	—	—	—	62,500	(7)	—	—		262,500
		—		—	—	—	—	90,580	(8)	—	—		380,436
______________
(1)Unless otherwise set forth below, all stock options are time-based and vest ratably over three years following the grant date.
(2)Performance-based stock options granted to Mr. Bailey, which fully vested in November 2020 when Mr. Bailey accepted the permanent role of CEO.
(3)Time-based stock options granted to Mr. Bailey as a director, half of which vested in the first open window following the filing of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, and the remaining half of which vests in the first open window following the Company's 2021 Annual Meeting of Stockholders.
(4)RSUs vest in three equal annual installments beginning March 9, 2021.
(5)RSUs vest in the first open window following the Company's 2021 Annual Meeting of Stockholders.
(6)RSUs vest in three equal annual installments beginning November 4, 2021.

(7)RSUs vest in three equal annual installments beginning January 31, 2020.
(8)RSUs vest in three equal annual installments beginning January 29, 2021.
(9)Unvested stock awards consist of RSUs (as defined under the 2011 EIP) which are rights to acquire shares of our common stock. One-half of which are time-based and one-half of which are performance-based, all of which vest over a three-year period which began March 2018. The performance-based RSUs provide for vesting if specified net revenue and operating income goals are achieved with respect to the annual fiscal years 2018 through 2020.
(10)Performance-based RSUs provide for vesting if specified net revenue and operating income goals are achieved with respect to the annual fiscal years 2020 through 2021.

Option Exercises and Stock Vested
The following information sets forth stock options exercised by the executive officers during the year ended December 31, 2020:

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey Bailey	—	—	45,567	163,507
Terry Coelho	35,703	74,976	18,333	106,881
Scott Plesha	—	—	71,667	271,251
Thomas Smith, M.D.	—	—	7,666	40,247
James Vollins	51,491	45,086	3,833	20,123
Herm Cukier	761,539	2,276,463	97,916	461,393
Pension Benefits
None of our employees participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. Our Compensation Committee may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our company’s best interests.
Nonqualified Deferred Compensation
None of our employees participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. Our Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our company’s best interests.
Potential Payments Under Severance/Change in Control Arrangements
The table below sets forth potential payments payable to our current executive officers in the event of a termination of employment under various circumstances. For purposes of calculating the potential payments set forth in the table below, we have assumed that (i) the date of termination was December 31, 2020 and (ii) the stock price was $4.20, which was the closing market price of our common stock on December 31, 2020, the last business day of the 2020 fiscal year.

Name	If Company Terminates Executive Without Cause or If Executive Resigns with Good Reason ($)	Termination Without Cause Following a Change in Control ($)	If Executive Resigns With Good Reason Following a Change in Control ($)	Termination Following Death or Disability ($)
Jeffrey Bailey
Cash severance payment	$650,000	$650,000	$650,000	$650,000
Bonus (3)	—	—	—	—
Accrued and unused vacation time	7,688	7,688	7,688	7,688
Acceleration of options (1)	—	504,000	504,000	—
Acceleration of restricted stock units (2)	—	762,581	762,581	—
Total Bailey cash and benefits	$657,688	$1,924,269	$1,924,269	$657,688
Terry Coelho
Cash severance payment	399,245	598,868	399,245	399,245
Bonus	179,660	179,660	179,660	179,660
Accrued and unused vacation time	23,033	23,033	23,033	23,033
Acceleration of options (1)	—	33,561	33,561	—
Acceleration of restricted stock units (2)	—	282,400	282,400	—
Total Coelho cash and benefits	$601,938	$1,117,522	$917,899	$601,938
Scott Plesha
Cash severance payment	$394,060	$394,060	$394,060	$394,060
Bonus	177,327	177,327	177,327	177,327
Accrued and unused vacation time	22,734	22,734	22,734	22,734
Acceleration of options (1)	—	73,500	73,500	—
Acceleration of restricted stock units (2)	—	423,965	423,965	—
Total Plesha cash and benefits	$594,121	$1,091,586	$1,091,586	$594,121
Thomas Smith, MD.
Cash severance payment	$376,300	$376,300	$376,300	$376,300
Bonus	150,520	150,520	150,520	150,520
Accrued and unused vacation time	21,710	21,710	21,710	21,710
Acceleration of options (1)	—	188,468	188,468	—
Acceleration of restricted stock units (2)	—	159,512	159,512	—
Total Smith cash and benefits	$548,530	$896,510	$896,510	$548,530
James Vollins
Cash severance payment	$375,000	$375,000	$375,000	$375,000
Bonus	168,750	168,750	168,750	168,750
Accrued and unused vacation time	21,635	21,635	21,635	21,635
Acceleration of options (1)	—	35,071	35,071	35,071
Acceleration of restricted stock units (2)	—	136,819	136,819	0
Total Vollins cash and benefits	$565,385	$737,275	$737,275	$600,456
Herm Cukier (4)
Cash severance payment	$1,556,139	$—	$—	$—
Accrued and unused vacation time	45,917	—	—	—
Acceleration of options (1)	162,000	—	—	—
Total Mr. Cukier cash and benefits	$1,764,056	$—	$—	$—
___________
(1)Determined by taking the excess of the fair market value of our common stock on December 31, 2020, less the exercise price of each accelerated option, multiplied by the number of unvested shares subject to outstanding options.
(2)Determined by taking the fair market value of our common stock on December 31, 2020, multiplied by the number of shares subject to invested RSUs.

(3)Target bonus eligibility for Mr. Bailey begins in 2021.
(4)Amounts reported reflected amounts actually paid or payable to Mr. Cukier in connection with his departure on May 9, 2020.
For each of our executive officers, in their employment agreements the term “change of control” means the occurrence of any one or more of the following events (it being agreed that, with respect to paragraphs (i) and (iii) of this definition below, a “change of control” shall not be deemed to have occurred if the applicable third party acquiring party is an “affiliate” of our company within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended):
(i) An acquisition (whether directly from our company or otherwise) of any voting securities of our company by any person or entity, immediately after which such person or entity has beneficial ownership of forty percent (40%) or more of the combined voting power of our then outstanding voting securities.
(ii) The individuals who, as of the date hereof, are members of our board of directors’ cease, by reason of a financing, merger, combination, acquisition, takeover or other non-ordinary course transaction affecting our company, to constitute at least fifty-one percent (51%) of the members of our board of directors; or
(iii) Approval by our board of directors and, if required, our stockholders of, or our execution of any definitive agreement with respect to, or the consummation of (it being understood that the mere execution of a term sheet, memorandum of understanding or other non-binding document shall not constitute a change of control):
(A) A merger, consolidation or reorganization involving our company, where either or both of the events described in clauses (i) or (ii) above would be the result;
(B) A liquidation or dissolution of or appointment of a receiver, rehabilitator, conservator or similar person for, or the filing by a third party of an involuntary bankruptcy against, our company; or
(C) An agreement for the sale or other disposition of all or substantially all of the assets of our company to any person or entity (other than a transfer to a subsidiary of our company).
The cash component (as opposed to option accelerations) of any change of control payment would be structured as a one-time cash severance payment.
CEO Pay Ratio - 33:1
We believe our executive compensation program must be consistent and internally equitable to motivate our employees to perform in ways that enhance shareholder value. We are committed to internal pay equity, and the Compensation Committee monitors the relationship between the pay of our executive officers and the pay of our non-executive employees. The Compensation Committee reviewed a comparison of Jeff Bailey’s, our Chief Executive Officer (which we refer to for these purposes as the CEO), total compensation in fiscal year 2020 to that of the median annual compensation of all other company employees for the same period. The calculation of annual total compensation of all employees was determined in the same manner as the “Total Compensation” shown for our CEO in the “Summary Compensation Table” on page 44 of this Report. Pay elements that were included in the annual total compensation for each employee are:
•annualized salary in fiscal year 2020;
•annual bonus payment received for performance in fiscal year 2020;
•grant date fair value of stock option grants and RSU grants in fiscal year 2020;
•incremental expense associated with the acceleration of option and RSU vesting in 2020;
•annualized health benefits in fiscal year 2020;
•company-paid 401(k) Plan match made during fiscal year 2020; and

•phone allowance paid in fiscal year 2020.
Our calculation includes all employees as of December 31, 2020.
We determined our median employee by: (i) calculating the annual total compensation described above for each of our employees, (ii) ranking the annual total compensation of all employees except for the CEO from lowest to highest (a list of 164 employees), and we used ranked employee number 82 on the list as our (“Median Employee”). In 2020, we experienced a minimal decrease in our headcount. The annualized total compensation for fiscal year 2020 for our CEO was $4,249,077 and for the Median Employee was $127,927. We estimate that the resulting ratio of our CEO’s pay to the pay of our Median Employee for fiscal year 2020 is 33 to 1.20
Compensation of Directors Summary Table
DIRECTOR COMPENSATION

2020 Director Compensation Table

The following table presents and summarizes the compensation of our non-employee directors for service during 2020.

Name (a)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (12)		Option Awards ($) (12)		Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Peter S. Greenleaf (1)	98,750	—		—		—	—	—	98,750
Mark A. Sirgo, PharmD. (2)	45,000	33,120	(3)	99,840	(4)	—	—	—	177,960
Frank E. O’Donnell, Jr. (5)	27,692	—		—		—	—	—	27,692
W. Mark Watson (6)	66,557	—		—		—	—	—	66,557
Todd C. Davis (7)	75,000	—		—		—	—	—	75,000
Kevin Kotler (8)	62,500	—		—		—	—	—	62,500
Vanila Singh, M.D. MAMC (9)	58,253	55,894	(10)	168,497	(11)	—	—	—	282,644
_________
(1)Mr. Greenleaf holds 64,164 unexercised options and 52,500 unvested RSUs.
(2)Dr. Sirgo holds 70,500 unexercised options and 4,000 unvested RSUs.
(3)The stock awards disclosed in this item consists of 8,000 RSUs issued in 2020 with a FMV of $4.14 for serving on the board which half vested in 2020 and the remaining half vest in 2021.
(4)The stock options disclosed in this item consists of 48,000 options granted in 2020 with a FMV of $2.08 which half vested in 2020 and the remaining half vest in 2021.
(5)Dr. O'Donnell, who retired from our Board of Directors in May 2020, holds a remaining 30,000 unvested RSUs.
(6)Mr. Watson holds 54,740 unexercised options and 45,000 unvested RSUs.
(7)Mr. Davis holds 48,123 unexercised options and 45,000 unvested RSUs.
(8)Mr. Kotler holds 22,500 unexercised options and 45,000 unvested RSUs.
(9)Dr. Vanila Singh holds 177,008 unexercisable options and 17,417 unvested RSUs.
(10)The stock awards disclosed in this item consists of 13,501 RSUs issued in 2020 with a FMV of $4.14 for serving on the board which half vested in 2020 and the remaining half vest in 2021.
(11)The stock options disclosed in this item consists of 81,008 options issued in 2020 with a FMV of $2.08 for serving on the board which half vested in 2020 and the remaining half vest in 2021.
(12)The reported amounts represent the aggregate grant date fair value of the awards computed in accordance with Financial Accounting Standards Board Account Standards Codification Topic 718, Stock Compensation, as modified or supplemented, or FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Note 11 to our Consolidated Financial Statements for the year ended December 31, 2020 included in our Annual Report.

Narrative to Director Compensation
The Compensation Committee of our board of directors reviews the Director Remuneration Policy, which establishes the compensation our directors earn for serving on our board of directors and individual committees. The policy during 2020 follows (all annual cash retainers are paid quarterly in arrears):
•$45,000 annual cash retainer to each board member.
•$25,000 annual cash retainer to the Chairman of the Board.
•$20,000 annual cash retainer to the Chairman of the Audit Committee.
•$15,000 annual cash retainer to the Chairman of the Compensation Committee.
•$10,000 annual cash retainer to the Chairman of the Nominating & Corporate Governance Committee.
•$10,000 annual cash retainer to each non-Chairman Audit Committee member.
•$7,500 annual cash retainer to each non-Chairman Compensation Committee member.
•$5,000 annual cash retainer to each non-Chairman Nominating & Corporate Governance Committee member.
•$7,500 annual cash retainer to each Special Committee member.
•8,000 restricted stock units of our common stock per year, to each director, which half vest in the first open window following the filing of the Company's Quarterly Report on Form 10-Q after the grant, and the remaining half vest in the first open window following the Company's Annual Meeting of Stockholders in the subsequent year.
•5,000 additional restricted stock units of our common stock per year to the Chairman, which half vest in the first open window following the filing of the Company's Quarterly Report on Form 10-Q after the grant, and the remaining half vest in the first open window following the Company's Annual Meeting of Stockholders in the subsequent year.
•48,000 stock options of our common stock per year, to each director, which half vest in the first open window following the filing of the Company's Quarterly Report on Form 10-Q after the grant, and the remaining half vest in the first open window following the Company's Annual Meeting of Stockholders in the subsequent year.
•5,000 additional stock options of our common stock per year to the Chairman, which half vest in the first open window following the filing of the Company's Quarterly Report on Form 10-Q after the grant, and the remaining half vest in the first open window following the Company's Annual Meeting of Stockholders in the subsequent year.
•New directors will earn a pro-rated portion (based on months to be served in the fiscal year in which they join) of cash and restricted stock units.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the Compensation Committee of our board of directors, or other committee serving an equivalent function. None of the members of our Compensation Committee has ever been our employee or one of our officers.

PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF THE
COMPANY’S REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2021
On April 28, 2021, the Audit Committee of the Board appointed the firm of Ernst & Young LLP (“EY”) to serve as our registered public accounting firm for our fiscal year ended December 31, 2021.
Consistent with the Audit Committee’s responsibility for engaging our independent auditors, all audit and permitted non-audit services require pre-approval by the Audit Committee. The full Audit Committee approves proposed services and fee estimates for these services. The Audit Committee chairperson has been designated by the Audit Committee to approve any audit-related services arising during the year that were not pre-approved by the Audit Committee. Any non-audit service must be approved by the full Audit Committee. Services approved by the Audit Committee chairperson are communicated to the full Audit Committee at its next regular meeting and the Audit Committee reviews services and fees for the fiscal year at each such meeting.
A representative of EY is expected to participate in the Meeting, will have the opportunity to make a statement should they desire to do so and to respond to appropriate questions.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.
OTHER INFORMATION
Proxy Solicitation
The expense of preparing, printing and mailing this Proxy Statement, exhibits and the proxies solicited hereby will be borne by the Company. In addition to these proxy materials, our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile and in person, without additional compensation. We may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy materials to beneficial owners.
Proxies
A stockholder may revoke his, her or its proxy at any time prior to its use by giving written notice to our Secretary, by executing a revised proxy at a later date or by participating in and voting during the Meeting. Proxies in the form enclosed, unless previously revoked, will be voted at the Meeting in accordance with the specifications made thereon or, in the absence of such specifications in accordance with the recommendations of our Board.
Securities Outstanding; Votes Required
As of the close of business on the Record Date there were 98,521,379 shares of Common Stock outstanding. As of the Record Date, 443 shares of Series B non-voting convertible preferred stock were outstanding. The Series B shares are convertible into 2,461,113 shares of common stock and such time after conversion, no Reporting Person would beneficially own more than 9.98% of the Common Stock outstanding immediately after giving effect to such conversion. Stockholders are entitled to one vote for each share of Common Stock owned. The affirmative vote of a majority of the shares of Common Stock present at the Meeting, during the Meeting or by proxy, is required for approval of the proposals. Shares of the Common Stock represented by executed proxies received by the Company will be counted for purposes of establishing a quorum at the Meeting, regardless of how or whether such shares are voted on any specific proposal.

Other Business
Our Board knows of no other matter to be presented at the Meeting. If any additional matter should properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on any such matters.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.
The following table sets forth, as of June 17, 2021, by: (i) each of our directors, (ii) all persons who, to our knowledge, are the beneficial owners of more than 5% of the outstanding shares of common stock, (iii) each of the executive officers, and (iv) all of our directors and executive officers, as a group. Each person named in this table has sole investment power and sole voting power with respect to the shares of common stock set forth opposite such person’s name, except as otherwise indicated. Unless otherwise indicated, the address for each person listed below is in care of BioDelivery Sciences International, Inc., 4131 ParkLake Avenue, Suite #225, Raleigh, NC 27612.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class as of June 17, 2021, (1)
Deerfield Management Company, L.P. (2)	9,530,000	9.67%
Blackrock Inc. (3)	8,588,597	8.72%
Broadfin Capital, LLC (4)	7,077,912	7.01%
Wasatch Advisors (5)	5,622,149	5.71%
Vanguard Group (6)	5,272,680	5.35%
Jeffrey Bailey (7)	305,272	*
Mary Theresa Coelho (8)	115,877	*
Scott M. Plesha (9)	516,065	*
Thomas Smith, M.D. (10)	261,018	*
James Vollins (11)	62,045	*
Peter S. Greenleaf (12)	138,952	*
Mark A. Sirgo, Pharm.D. (13)	1,181,095	1.20%
W. Mark Watson (14)	122,719	*
Todd C. Davis (15)	247,646	*
Kevin Kotler (16)	7,115,412	7.05%
Vanila Singh, M.D. MAMC (17)	131,842	*
All Directors and Officers as a group (11 persons)	10,197,943	9.98%
_____________
* Less than 1%

(1)Based on 98,517,879 shares of Common Stock outstanding as of June 17, 2021 and shares beneficially owned by the referenced parties as described below.
(2)Based on 13G/A filed by Deerfield Management Company, L.P. with the SEC on February 12, 2021. The address for Deerfield Management Company, L.P. is 345 Park Avenue South, 12th Floor, New York, NY 10010.
(3)Based on 13G/A filed by Blackrock Inc. with the SEC on January 29, 2021. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(4)Based on Form 4 filed jointly by Broadfin Capital, LLC and Kevin Kotler with the SEC on August 11, 2020. Includes 2,422,223 shares of Common Stock issuable upon conversion of 436 shares of Series B Preferred Stock beneficially owned by Broadfin Capital LLC. Also includes 300,000 shares of Common Stock held in the account of Broadfin Holdings, LLC., a private investment fund, and are deemed to be beneficially owned by Kevin Kotler, managing member of Broadfin Holdings, LLC. The address for Broadfin Capital, LLC, Broadfin Holdings, LLC and Kevin Kotler is 200 Broadhollow Road, Suite 207, Melville, NY 11747.
(5)Based on 13F filed by Wasatch Advisors with the SEC on May 10, 2021. The address for Wasatch Advisors is 505 Wakara Way, 3rd Floor, Salt Lake City, UT. 84108.
(6)Based on 13F filed by Vanguard Group with the SEC on May 14, 2021. The address for Vanguard Group is PO Box 26, V26, Valley Forge, PA. 19482.
(7)Mr. Bailey is our Chief Executive Officer and a director.
(8)Ms. Coelho is our Executive Vice President and Chief Financial Officer.
(9)Mr. Plesha is our President and Chief Commercial Officer

(10)Dr. Smith is our Chief Medical Officer
(11)Mr. Vollins is our General Counsel, Chief Compliance Officer and Corporate Secretary.
(12)Mr. Greenleaf is our Chairman of the Board and a director.
(13)Dr. Sirgo is a director.
(14)Mr. Watson is a director.
(15)Mr. Davis is a director.
(16)Mr. Kotler is a director.
(17)Dr. Singh is a director.

The following table sets forth, as of June 17, 2021, each of our directors and executive officers, (i) shares owned, (ii) options exercisable within 60 days, and (iii) RSUs vesting within 60 days, as included in the beneficial ownership table. Additionally, (i) options unexercisable and (ii) RSUs unvested are disclosed.

	Included in beneficial ownership table					Not included in beneficial ownership table
Name of Director or Officer	Shares owned		Options exercisable within 60 days	RSUs vesting within 60 days	Total	Options unexercisable	RSUs unvested
Jeffrey Bailey	40,900		258,805	5,567	305,272	904,000	170,667
Mary Theresa Coelho	30,619		85,258	—	115,877	479,445	101,215
Scott M Plesha	299,874		216,191	—	516,065	535,607	98,224
Thomas Smith , M.D.	19,954		241,064	—	261,018	403,943	74,847
James Vollins	—		62,045	—	62,045	401,494	69,268
Peter S Greenleaf	59,788		44,164	35,000	138,952	20,000	17,500
Mark A Sirgo, Pharm.D.	1,106,595		70,500	4,000	1,181,095	—	—
W. Mark Watson	52,979		39,740	30,000	122,719	15,000	15,000
Todd C Davis	214,523		33,123	30,000	277,646	15,000	15,000
Kevin Kotler	7,077,912	(1)	7,500	30,000	7,115,412	15,000	15,000
Vanila Singh, M.D. MAMC	12,084		113,008	6,750	131,842	64,000	10,667
(1)Includes 2,422,223 shares of Series B Non-Voting Convertible Stock which are held in the account of Broadfin Healthcare Master Fund, Ltd., a private investment fund managed by Broadfin Capital, LLC, and may be deemed to be beneficially owned by Mr. Kotler, managing member of Broadfin Capital, LLC. Includes 4,355,689 shares owned by Broadfin, Capital LLC. Also includes 300,000 shares of Common Stock held in the account of Broadfin Holdings, LLC., a private investment fund, and are deemed to be beneficially owned by Kevin Kotler, managing member of Broadfin Holdings, LLC.
Certain Relationships and Related Transactions
As of December 31, 2001, our Board appointed an audit committee consisting of independent directors. This committee, among other duties, is charged to review, and if appropriate, ratify all agreements and transactions which had been entered into with related parties, as well as review and ratify all future related party transactions. From time to time, after compliance with our internal policies and procedures, we have entered into related party contracts, some of which were amended subsequently in accordance with the same policies and procedures.
We are currently not a party to any related party transactions.
As a matter of corporate governance policy, we have not and will not make loans to officers or loan guarantees available to “promoters” as that term is commonly understood by the SEC and state securities authorities.
As of the date hereof, we have six independent directors on our Board which constitute a majority as required by Nasdaq Stock Market rules.
All future transactions between us and our officers, directors or five percent stockholders, and respective affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of our independent directors who do not have an interest in the transactions and who had access, at our expense, to our legal counsel or independent legal counsel.
Other than as set forth above, we have not been a participant in any transaction, nor is there any currently proposed transaction, that is currently reportable under Item 404(a) of Regulation S-K.
Legal Proceedings
On September 11, 2019, two purported stockholders of the Company (“Plaintiffs”) filed a putative class action against the Company and our directors in the Court of Chancery of the State of Delaware, captioned Drachman v. BioDelivery Sciences International, Inc., et al., C.A. No. 2019-0728-AGB (Del. Ch.) (the “Complaint”). The Complaint alleged that the Amendments did not receive the requisite vote of stockholders at the 2018 Annual Meeting and asserts claims for violation of the Delaware General Corporation Law, breach of fiduciary duties, and declaratory judgment. The Complaint sought, inter alia, a declaration that the Amendments were not validly approved and invalidation of the Amendments, including altering the one-year terms of all directors duly elected at the 2018 and 2019 Annual Meetings to three-year terms. The Complaint also sought costs and disbursements, including attorneys’ fees.
On November 5, 2019, the Board determined that ratifying the declassification of the Board and the change in the voting standard as set forth in the Amendments, as well as ratifying the filing and effectiveness of the Amendments, is in the best interests of the Company and its stockholders. The Board thus approved resolutions ratifying such acts and the filing and effectiveness of the Amendments under Section 204 of the Delaware General Corporation Law. On July 23, 2020, the stockholders of the Company approved the ratification of the declassification of the Board and the change in the voting standard as set forth in the Amendments as well as the filing and effectiveness of the Amendments. On July 23, 2020, the Company filed a Certificate of Validation with the Delaware Secretary of State.
On October 8, 2020, the Court entered an agreed-to order dismissing the plaintiffs’ claims for violation of the Delaware General Corporation Law. On October 13, 2020, plaintiffs filed an amended complaint, asserting individual, class and derivative claims for breach of fiduciary duties against our directors. On October 26, 2020, the defendants filed a motion to dismiss the amended complaint. On February 19, 2021, plaintiffs filed their opposition to the motion to dismiss. On March 8, 2021, the defendants filed a reply in further support of the motion to dismiss. The oral argument on defendants’ motion to dismiss is scheduled for June 17, 2021.
Deadline for Submission of Stockholder Proposals for 2022 Annual Meeting of Stockholders
Stockholders may present proposals intended for inclusion in our proxy statement for our 2022 Annual Meeting of Stockholders provided that such proposals are received by the Secretary of the Company after March 1, 2022 but before March 31, 2022 and in accordance by and otherwise in compliance with, applicable SEC regulations, and the Company’s Amended and Restated Bylaws, as applicable. Proposals submitted not in accordance with such regulations or the Company’s Amended and Restated Bylaws, will be deemed untimely or otherwise deficient; however, the Company will have discretionary authority to include such proposals in the 2022 Proxy Statement.

Stockholder Communications
Stockholders wishing to communicate with the Board may direct such communications to the Board c/o the Company, Attn: James Vollins at 4131 ParkLake Avenue, Suite 225, Raleigh, North Carolina 27612. Mr. Vollins will present a summary of all stockholder communications to the Board at subsequent Board meetings. The directors will have the opportunity to review the actual communications at their discretion.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for notices of annual meetings, proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a single notice of the annual meeting of stockholders, or copy of the proxy statement and annual report, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, and direct your written request to James Vollins, General Counsel, Chief Compliance Officer and Corporate Secretary of the Company, at (919) 582-9050 or at offices of the Company at 4131 ParkLake Avenue, Suite 225, Raleigh, North Carolina 27612. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.
Additional Information
Accompanying this Proxy Statement is a copy of our Annual Report on Form 10-K for the year ended December 31, 2020. Such Report constitutes our Annual Report to Stockholders for purposes of Rule 14a-3 under the Exchange Act. Such Report includes our audited financial statements for the fiscal year ended December 31, 2020 and certain other financial information, which is incorporated by reference herein. We are subject to the informational requirements of the Exchange Act and in accordance therewith file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information are available on the SEC’s website at www.sec.gov. Stockholders who have questions in regard to any aspect of the matters discussed in this Proxy Statement should contact James Vollins, General Counsel, Chief Compliance Officer and Corporate Secretary, at (919) 582-9050.

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/BDSI2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D54995-P58490

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BIODELIVERY SCIENCES INTERNATIONAL, INC.

The Board of Directors recommends you vote FOR each director listed to hold office until the 2022 annual meeting of the Corporation and until each such director's successor shall have been duly elected and qualified or until his or her earlier resignation or removal and FOR proposal 2.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Peter S. Greenleaf	☐	☐	☐
1b. W. Mark Watson	☐	☐	☐
1c. Jeffrey Bailey	☐	☐	☐
1d. Kevin Kotler	☐	☐	☐
1e. Todd C. Davis	☐	☐	☐
1f. Vanila Singh	☐	☐	☐
1g. Mark A. Sirgo	☐	☐	☐

NOTE: The Board of Directors will consider and act upon any other business that may properly come before the upcoming stockholder meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held Online on July 29, 2021 at 11:00 AM EDT:
The Notice, Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

D54996-P58490

BIODELIVERY SCIENCES INTERNATIONAL, INC.
Annual Meeting of Stockholders
July 29, 2021 11:00 AM EDT
This proxy is solicited on behalf of the Board of Directors
of BioDelivery Sciences International, Inc.

The stockholder(s) hereby appoint(s) Jeffrey Bailey and Terry Coelho, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of BIODELIVERY SCIENCES INTERNATIONAL, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, EDT on July 29, 2021, virtually at www.virtualshareholdermeeting.com/BDSI2021 or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side